Exhibit 10.1

DEBENTURE SUBSCRIPTION AGREEMENT

DATED JULY ____, 2023

BY AND AMONG

SIFY INFINIT SPACES LIMITED

AND

SIFY TECHNOLOGIES LIMITED

AND

KOTAK DATA CENTER FUND

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	EFFECTIVE DATE	17
3.	SUBSCRIPTION AND CONSIDERATION	18
4.	CONDITIONS PRECEDENT	19
5.	Fulfillment of CONDITIONS PRECEDENT	19
6.	NON-SATISFACTION	19
7.	ACTIONS PENDING COMPLETION	19
8.	CLOSING	20
9.	CONDITIONS SUBSEQUENT TO CLOSING	21
10.	REPRESENTATIONS AND WARRANTIES	21
11.	SHAREHOLDING	22
12.	COVENANTS	23
13.	PRE-EMPTIVE RIGHTS FOR NEW ISSUE OF SECURITIES	31
14.	EVENTS OF DEFAULT	32
15.	CONSEQUENCES OF EVENTS OF DEFAULT	35
16.	STRATEGIC EXIT	37
17.	EXIT RIGHTS	38
18.	TERMINATION	41
19.	CONFIDENTIALITY	42
20.	INDEMNITY	42
21.	GOVERNING LAW	44
22.	DISPUTE RESOLUTION	44
23.	FURTHER ASSURANCES	45
24.	NOTICES	46
25.	COSTS AND EXPENSES	47
26.	ASSIGNMENT	47
27.	WAIVER	47
28.	AMENDMENTS	47
29.	NO PARTNERSHIP	47
30.	RESERVATION OF RIGHTS	47
31.	INDEPENDENT RIGHTS	48
32.	ENTIRE AGREEMENT	48
33.	PARTIAL INVALIDITY	48
34.	COUNTERPARTS	48
35.	LAST PARTY EXECUTION	48
36.	SURVIVAL	49

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

DEBENTURE SUBSCRIPTION AGREEMENT

This DEBENTURE SUBSCRIPTION AGREEMENT (“DSA” or “Agreement”) is made on this July _______, 2023 (“Execution Date”) at Chennai, India:

BY AND AMONG

1.	Sify Infinit Spaces Limited, a company incorporated under the Companies Act, 2013 and having its registered office at 2nd Floor, TIDEL Park No. 4, Rajiv Gandhi Salai, Taramani, Chennai – 600 113, Tamil Nadu, India (hereinafter referred to as the “Company”, which expression shall unless repugnant to the context or meaning thereof mean and include its successors and assigns) of the FIRST PART;

AND

2.	Sify Technologies Limited, a company incorporated under the Companies Act, 1956 and having its registered office at TIDEL Park, 2nd Floor No. 4, Rajiv Gandhi Salai, Taramani, Chennai – 600 113, Tamil Nadu, India (hereinafter referred to as the “HoldCo”, which expression shall unless repugnant to the context or meaning thereof mean and include its successors and assigns) of the SECOND PART;

AND

3.	Kotak Data Center Fund, a trust duly registered under the Applicable Laws of India, acting through its trustee Vistra ITCL (India) Limited, registered with the Securities and Exchange Board of India, as a Category II Alternative Investment Fund, represented through Kotak Investment Advisors Limited, a company duly incorporated under the Companies Act, 1956 and having its registered office at 27 BKC, 7th Floor, Plot No. C-27, G Block, Bandra Kurla Complex, Bandra East. Mumbai – 400051 (“Investor”, which expression shall, unless it be repugnant to the context and meaning thereof, be deemed to mean and include its successors and permitted assigns) of the THIRD PART.

The Investor, the Company and the HoldCo are collectively referred to as the "Parties" and individually as a "Party".).

BACKGROUND

A.	The Company is engaged in the Business (as defined hereinafter).

B.	The authorized share capital of the Company is INR 1000,00,00,000 (Rupees one thousand crore only) divided unto 78,00,00,000 (seventy eight crore) equity shares of INR 10 (Rupees ten only) each amounting to INR 780,00,00,000 (Rupees seven hundred and eighty crore only) and INR 22,00,00,000 (Rupees twenty two crore) preference shares of INR 10 (Rupees ten only) amounting to INR 220,00,00,000 (Rupees two hundred twenty crores only). The shareholding pattern and capital structure of the Company as of the Execution Date is set out in Schedule II Part A.

C.	Subject to and in accordance with the terms and conditions set out in this DSA, the Investor has agreed to subscribe to KDCF Investor CCDs (as defined hereinafter).

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D.	Upon the issuance of Investor Series 4 CCD and Investor Series 5 CCD to the Investor in accordance with the terms and conditions set out in this DSA, the capitalisation and shareholding pattern of the Company at the First Closing (as defined hereinafter) shall be as set out in Schedule II Part B.

E.	The Parties have agreed to enter into this DSA to set forth and record the terms and conditions agreed between them for: (i) the subscription of Series 4 CCDs and the Series 5 CCDs by the Investor; and (ii) the rights and obligations of the Investor vis-à-vis the Company and the HoldCo in relation to the management, governance and functioning of the Company and other matters incidental thereto.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties and indemnities set forth in this DSA, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this DSA, the following terms, to the extent not inconsistent with the context thereof or otherwise defined herein, shall have the following meanings assigned to them herein below:

(1)	“Act”

means the Companies Act, 2013, as amended, supplemented or modified from time to time, and all subordinate and delegated legislation, including rules, regulations, notifications and circulars issued thereunder;

(2)	“Affiliates”

means, in respect of any specific Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specific Person, provided that the Company shall not be considered as an Affiliate of any shareholder; in case of natural persons, Relatives shall be deemed to be Affiliates of such natural persons; in the case of the Investor, funds and investment vehicles owned or controlled by the Investor and/ or Kotak Investment Advisors Limited and / or funds and investment vehicles managed or advised by Kotak Investment Advisors Limited shall be deemed to be Affiliates of the Investor;

(3)	“Amended and Restated Deed of Hypothecation”

Shall mean the amended and restated deed of hypothecation to be executed by the Company for the purpose of creating the Security, in accordance with the DSA and for amending the deed of hypothecation dated August 26, 2022 executed between the Company and the Debenture Trustee, for the benefit of the Investor (and their successors and assigns from time to time), which shall be in Agreed Form.

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(4)	“Anti-Corruption Laws”

shall mean laws relating to anti-bribery or anti-corruption (governmental or commercial), including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government official, commercial entity, or any other Person to obtain a business advantage; such as, without limitation, the Unlawful Activities (Prevention) Act, 1967; the Prevention of Corruption Act, 1988; Whistle Blowers Protection Act, 2014; the Foreign Corrupt Practices Act, 1977 (United States of America), as amended from time to time; the Bribery Act, 2010 (United Kingdom) and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, to the extent such laws are applicable to the Company and/or the HoldCo;

(5)	“Anti- Money Laundering Laws”

shall mean the Prevention of Money Laundering Act, 2002 and any rules issued under it together with any other anti-money laundering laws and guidelines and circulars as issued by a Governmental Authority;

(6)	“Applicable Laws”

shall mean any statute, treaty, law, code, regulation, ordinance, rule, judgment, order, decree, bye-law, approval of any Governmental Authority, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration having the force of law, of any of the foregoing by any Governmental Authority having jurisdiction over the matter or Person in question, whether in effect as of the date of this DSA or thereafter and in each case as amended;

(7)	“Articles of Association”	means the articles of association of the Company, as amended from time to time;
(8)	“Big Four Accounting Firms”	means the following accounting firms or their Affiliates: Deloitte; PricewaterhouseCoopers; Ernst & Young; and KPMG;
(9)	“Board”	means the board of directors of the Company and shall include any committees constituted/ to be constituted by the board of directors of the Company;
(10)	“Business”	means the business of data centre colocation services;
(11)	“Business Day”	means a day (other than a Sunday or a bank holiday) in Mumbai and Chennai and “Business Days” shall be construed accordingly;

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(12)	“Business Partner”

means any Person which is a Strategic Investor or Financial Investor or any consultant in the data center business or is a customer or potential customer of the Company or is in the business of data centres, provided however, that if the Business Partner is a Financial Investor, such Financial Investor shall be approved by the Investor;

(13)	“Cash and Cash Equivalent”

shall mean cash-in-hand, demand deposits and other short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, available with the Company;

(14)	“CCDs”	shall mean any and all classes of compulsorily and mandatorily convertible debentures of the Company, issued from time to time;
(15)	“CCD Holder(s)”	means, the Person in whose name the CCDs shall be registered in the Company’s register of debenture holders, collectively;
(16)	“Closing” or “First Closing”

means, in relation to the subscription and allotment of the Investor Series 4 CCD and Investor Series 5 CCD, the consummation of the subscription and allotment of Investor Series 4 CCD and Investor Series 5 CCD in accordance with the provisions of this DSA;

(17)	“Closing Date” or “First Closing Date”	shall have the meaning assigned to it in Clause 8.1;
(18)	“Conditions Precedent”	means the conditions precedent as set out in Schedule III to this DSA;
(19)	“Confidential Information”

means, collectively, (i) information relating to the business, affairs, performance and finances of any Party or information of such Party treated as confidential by it and trade secrets (including, without limitation, technical data and know-how) relating to the business or of any of its respective clients or customers; (ii) any information whatsoever concerning or relating to: (a) the terms and conditions of this DSA; (b) any dispute or claim arising out of or in connection with this DSA; and (c) the resolution of such claim or dispute; (iii) any information or materials prepared by or for a Party or its representatives that contain or otherwise reflect, or are generated from, Confidential Information; and (iv) the negotiation and execution of any term sheet, the transactions contemplated under any term sheet and this DSA, and any information given to any Party by any other person in relation to this DSA (which is not, on the date it is so given, already in the public domain) for the purpose of the negotiation or execution of any term sheet or this DSA;

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(20)	“Control”

shall mean (i) in relation to a Person which is a body corporate, ownership or control (whether directly or otherwise) of more than 50% (fifty per cent) of the equity share capital, voting capital, or the like of the controlled entity or ownership of equity share capital, voting capital, or the like by contract or otherwise, control of, power to control the composition of, or power to appoint, majority of the members of the board of directors or other equivalent or analogous body of the controlled entity or the power to direct or cause the direction of the management of such Person; and (ii) in relation to a Person which is not a body corporate or an individual, the right or power to direct, whether directly or indirectly, acting alone or together with another Person, the policy decisions or management of that Person, and the terms “Controlled by”, “Controlling” and “under common Control with” shall be construed accordingly;

(21)	“CP Confirmation Notice I”	has the meaning ascribed to it in Clause 5.2;
(22)	“CP Confirmation Notice II”	has the meaning ascribed to it in Clause 5.3;
(23)	“CP Satisfaction Letter I”	means the letter issued to the Investor stating that the Conditions Precedent I have been satisfied;
(24)	“CP Satisfaction Letter II”	means the letter issued to the Investor stating that the Conditions Precedent II have been satisfied;
(25)	“Debenture Trustee”	shall mean Vistra ITCL (India) Limited;
(26)	“Debenture Trustee Agreement”

shall mean the debenture trustee agreement in the agreed format acceptable by the Investor to be entered into by and between the Company and the Debenture Trustee within 30 (thirty) days from the First Closing Date or such other time period as may be accepted by the Investor in writing;

(27)	“Debt Service Coverage Ratio”

shall, on a Testing Date, mean the ratio of: (i) consolidated EBITDA of the Company less the Tax payable by the Company during the trailing 12 (twelve) months prior to the Testing Date; and (ii) an amount equal to the sum of interest, principal repayment, and other financing costs payable by the Company in respect of any Financial Indebtedness for the next 12 (twelve) months from the Testing Date (whether or not such Financial Indebtedness is paid or repaid, as applicable, when due);

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

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(28)	“Deed of Adherence for Investor Affiliate Transferee”	means agreed format of Investor Affiliate transferee deed of adherence as set out in Schedule VII;
(29)	“Deed of Adherence for Investor Transferee”	means agreed format of Investor transferee deed of adherence as set out in Schedule VIII;
(30)	“Default Interest”

shall mean 1% (one per cent) per month on any amount which is due and payable as per the terms hereof and which has not been paid, for the period of default, i.e., from the date on which such amount was originally due and ending on the date on which such payment along with Default Interest is paid in full. The payment of this Default Interest shall be taken into consideration while determining the IRR payable to the Investor as per Clauses 15.4.5, 16.3 and paragraph 5.4 of Schedule IV;

(31)	“Disclosure Letter”

means the letter issued by the Company to the Investor, in the form and manner acceptable to the Investor, which sets out true, fair, correct and specific disclosures against the Warranties along with specific references and disclosures to particularly identified disclosed documents, where necessary, as acceptable to the Investor and delivered to and accepted by the Investor and shall include any updated Disclosure Letter, if any as accepted by the Investor;

(32)	“EBITDA”

shall mean, consolidated earnings before interest, tax, depreciation and amortization, calculated in accordance with Applicable Law, GAAP and other applicable accounting standards (IND AS) but excluding any gains/losses from extraordinary (including revaluation gains / losses and any gains / losses arising from one time activity (as an example sale of assets or indemnity obligations or claims arising under this DSA or any related or connected agreements) / non-operating items (dividends and interest income on interest bearing instruments);

(33)	“Effective Date”	means the Execution Date of this DSA as defined above;
(34)	“Encumbrance”

shall mean any right, title and/or interest or equity of any nature whatsoever (including any right to acquire, option or right of pre-emption) or any mortgage, pledge, deed of trust, hypothecation, right of others (including right of set-off or counterclaim), claim, security interest, burden, title defect, title retention agreement, lease, sublease, license, voting trust agreement, interest, option, proxy, lien, charge, covenant, condition, purchase agreement, actionable claim or any security agreement, security arrangement, other restriction/s, limitations or encumbrance of any nature whatsoever;

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

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(35)	“Equity Valuation”	shall have the meaning ascribed in Schedule IV;
(36)	“Events of Default”	shall mean any event or circumstance as described in Clause 14 of this DSA;
(37)	“Exit Event”	means any of the following, conducted in accordance with Clause 17: (i) Qualified IPO; and (ii) Alternate Listing;
(38)	“Financial Indebtedness”

shall mean any indebtedness for or in respect of:

(i)         moneys borrowed against the payment of interest;

(ii)         any amount raised by acceptance under any acceptance credit facility or its dematerialised equivalent;

(iii)        any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, which is treated as debt in the books as per Applicable Laws;

(iv)        the amount of any liability in respect of any lease or hire purchase contract which is deemed as a finance or capital lease under GAAP;

(v)         receivables sold or discounted other than any receivables to the extent they are sold on a non-recourse basis;

(vi)        any amount raised under any other transaction, including any forward sale or purchase agreement having the commercial effect of a borrowing, whether called by that name or otherwise;

(vii)       any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, for calculating the value of any derivative transaction, only the mark-to-market value of such transaction shall be taken into account;

(viii)      any counter-indemnity obligation in respect of the guarantee, indemnity, bond, documentary letter of credit or any other instrument issued by a bank or financial institution; and

(ix)         the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above;

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

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(39)	“Financial Investor”	shall mean a Person whose primary business is to make investments in securities of other entities;
(40)	“Financial Year”	shall mean the accounting period commencing from April 1 of the previous year till March 31 of the year under reference;
(41)	“Fully Diluted Basis”

means, in reference to any calculation, that the calculation should be made in relation to the equity share capital, assuming that all, (i) outstanding convertible preference shares or debentures, options, warrants, notes and other securities convertible into or exercisable or exchangeable for Securities of the Company (whether or not by their terms then currently convertible, exercisable or exchangeable), including employee stock options, have been so converted, exercised or exchanged to the maximum number of securities possible under the terms thereof; and (ii) partly paid Securities (if any) have been fully paid up;

(42)	“GAAP”

shall mean the generally accepted accounting principles or the Indian accounting standards, as applicable as on the date of this DSA, as prescribed by the Institute of Chartered Accountants of India/ notified by the Ministry of Corporate Affairs, Government of India and consistently applied by the relevant Person;

(43)	“Government” or “Governmental Authority”

means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of the central bank) having jurisdiction over the matter or Person in question, whether in effect as of the date of this DSA or thereafter;

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

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(44)	“Indemnified Parties”	has the meaning ascribed to it in Clause 20.1;
(45)	“Indemnifying Parties”	has the meaning ascribed to it in Clause 20.1;
(46)	“INR” or “Rs.”	means the lawful currency of India;
(47)	“IRR”

means the internal rate of return calculated using the XIRR function in the computer software, ‘Microsoft Excel’, which is actually realized by the Investor on the CCDs. For the purposes of calculation of IRR, the amounts realized towards agreed 6% (six per cent) Coupon, payment of the principal amount of the CCDs and Default Interest shall be included, however, other payments including payments towards any indemnity claims, reimbursement of costs and expenses, shall not be taken in consideration for determining IRR;

(48)	“Insolvency Event”

with respect to a Person, means occurrence of any of the following event:

(i)            the Person files for or commences bankruptcy, voluntary winding up or liquidation or any similar proceedings or consenting to the entry of an order for relief in an insolvency proceeding under any such Applicable Law, or consenting to the appointment or taking possession by a receiver, liquidator, assignee (or similar official) for the whole or a substantial part of its property or takes any action towards its re-organisation, liquidation or dissolution; or

(ii)           any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, (which proceeding is admitted) winding-up, bankruptcy, insolvency, dissolution (which proceeding is admitted), administration, judicial management, provisional supervision or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that Person other than its solvent reorganization; or

(iii)          a composition or arrangement with a body of creditors of that Person, or an assignment for the benefit of its creditors generally or a class of such creditors; or

(iv)          the appointment of an interim resolution professional, liquidator, receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of that Person or any of its assets; or

(v)           enforcement of any mortgage, charge, pledge, lien or other security interest (or any other agreement or arrangement having a similar effect) over all or substantially all of the assets of that Person, or any analogous procedure or step is taken in any jurisdiction; or

(vi)         the Person being deemed under any statutory provision of any relevant jurisdiction to be insolvent; or

(vii)        any other event occurs which would, under any Applicable Law, have a substantially similar effect to any of the events listed above;

Sify Infinit Spaces Limited	Sify Technologies Limited	Kotak Data Center Fund

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(49)	“Investment Banker”

means any domestic or international merchant banker as may be mutually agreed between the Parties and appointed by the IPO Committee. However, in the event the Parties cannot mutually agree, then the Company shall appoint out of the top 7 (seven) ranked domestic merchant bankers or top 7 (seven) ranked international investment bankers (as ranked in PRIME Database);

(50)	“Investor Aggregate Accreted Amount”	aggregate of Investor Series 4 CCD Subscription Amount and Investor Series 5 CCD Subscription Amount;
(51)	“Investor Series 4 CCD” or “Series 4 CCD”

means 4,80,00,000 (four crore and eighty lakhs) compulsorily convertible secured debentures of the Company of a face value of INR 100 (Rupees one hundred only) each and having the terms detailed in Schedule IV, being subscribed to by the Investor pursuant to and in accordance with this DSA;

(52)	“Investor Series 4 CCD Subscription Amount”

means an aggregate subscription amount of INR 480,00,00,000 (Rupees four hundred and eighty crores only) being invested by the Investor pursuant to and in accordance with this DSA for subscribing to Investor Series 4 CCD;

(53)	“Investor Series 5 CCD” or “Series 5 CCD”

means 1,20,00,000 (one crore twenty lakhs) compulsorily convertible secured debentures of the Company of a face value of Rs.100 each and having the terms detailed in Schedule IV, being subscribed to by the Investor pursuant to and in accordance with this DSA;

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(54)	“Investor Series 5 CCD Subscription Amount”	means an aggregate subscription amount of INR 120,00,00,000 (Rupees one hundred and twenty crores only) being invested by the Investor towards subscription of Investor Series 5 CCD;
(55)	“KDCF Investor CCDs”	means Investor Series 4 CCD and Investor Series 5 CCD;
(56)	“KSSF”

Kotak Special Situations Fund, a trust duly registered under the Applicable Laws of India, acting through its trustee Vistra ITCL (India) Limited, registered with the Securities and Exchange Board of India, as a Category II Alternative Investment Fund, represented through Kotak Investment Advisors Limited, a company duly incorporated under the Companies Act 1956 and having its registered office at 27 BKC, 7th Floor, Plot No. C-27, G Block, Bandra Kurla Complex, Bandra East. Mumbai – 400051.

(57)	“KSSF CCDs”

shall mean the 2,00,00,000 Series 1 CCDs and 2,00,00,000 Series 2 CCDs issued by the Company, pursuant to the terms of the debenture subscription agreement dated November 01, 2021 entered into by and between the Company, HoldCo and KSSF.

(58)	“Listing Application”	shall mean making an application for admission of Company’s Securities for trading on a Recognised Stock Exchange;
(59)	“Liquidation Event”

shall be deemed to include the following:

(i)            any Insolvency Event or bankruptcy with respect to the Company and/or HoldCo and/ or its subsidiaries; or

(ii)           a sale, lease, license, transfer, consolidation, merger, demerger, reorganization or any other transaction (whether in one or a series of transactions) which results in:

(a)           any third party/ third parties becoming entitled (either by direct ownership or ownership of securities) to majority of assets of the Company and/or the subsidiaries; or

(b)          the collective shareholding of the shareholders of the Company falling below 50% (fifty per cent) of the share capital other than through a solvent re-organisation or internal re-structuring of the group, subject to Investor approval; or

(c)           change in Control of the Company other than in accordance with the Transaction Documents; or

(d)           the shareholders owning less than majority of the share capital of any surviving entity indirectly having same economic effect as those referred to under sub-clauses (a) to (c) above.

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(60)	“Long Stop Date”	has the meaning ascribed to it in Clause 3.5;
(61)	“Losses”

means any and all direct and actual losses, liabilities, actions and claims, including charges, reasonable costs, damages, fines, penalties, interest, expenses, fees, surcharges and cesses (if applicable) may result in or incurred or suffered from any claim(s), actions or proceedings under this DSA, all reasonable legal and other professional fees and expenses in relation to such claims that Investor may incur or have been incurred and including loss in the value of the KDCF Investor CCDs;

(62)	“Material Adverse Effect”

means any event, change, development (including any change in Applicable Law), circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, developments, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on: (i) the Business, the assets or liabilities of the Company, condition (financial or otherwise), operating results or operations or prospects of the Business taken as a whole; or (ii) the ability of the HoldCo and / or the Company to perform their respective obligations under this DSA or to consummate the transactions contemplated by this DSA in a timely manner;

(63)	“Memorandum of Association”	means the memorandum of association of the Company, as amended from time to time;
(64)	“Net Debt”	as on any Testing Date, shall mean the difference between (i) and (ii), where: (i) Total Debt and (ii) the amount of Cash and Cash Equivalents on consolidated basis;
(65)	“Persons”

means a natural person, company, corporation, association, unincorporated association, society, Hindu undivided family, partnership (general or limited), joint venture, estate, trust, limited liability company, limited liability partnership, proprietorship, single business unit, division or undertaking of any of the above or, any other legal entity, individual, Government or Governmental Authority;

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(66)	“Promoter HoldCo”	means Ramanand Core Investment Company Pvt. Ltd.
(67)	“Promoter Group”	means HoldCo and other subsidiaries of HoldCo;
(68)	“Qualified IPO”	means the Exit Event as stipulated in Clause 17.5;
(69)	“Recognised Stock Exchange”

means the Bombay Stock Exchange Limited and/or the National Stock Exchange of India Limited and/ or National Association of Securities Dealers Automated Quotations (Nasdaq) or any other stock exchange outside India as approved by the IPO Committee;

(70)	“Relatives”	shall have the meaning set forth in the Act;
(71)	“Restated Charter Documents”	means the amended and restated memorandum of association and articles of association of the Company to include the provisions of this DSA in Agreed Form;
(72)	“ROC”	means the Registrar of Companies;
(73)	“Securities”

means any equity shares, any preference shares, scrips, stocks, bonds, convertible debentures (including the KSSF CCDs, Investor Series 4 CCD and the Investor Series 5 CCD) or other securities of a like nature, or any rights, options, warrants, instruments or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for or entitling the holder to receive equity shares or to purchase securities or rights to subscribe for securities which by their terms are convertible into or exchangeable for equity shares, whether issued and existing as of the Long Stop Date or issued and allotted by the Company at any time after the Long Stop Date;

(74)	“Shareholders”	means from time to time, a Person in whose name equity shares or preference shares are registered in the Company’s register of members and/ or register of preference shares, collectively, and “Shareholder” means any 1 (one) of such parties individually;
(75)	“Secured Obligations”

shall mean all obligations at any time due, owing or incurred by the Company and/or the HoldCo to the Investor under this Agreement and/ or Transaction Documents in respect of the Investor Series 4 CCD and the Investor Series 5 CCD, the Coupon on Investor Series 4 CCD and Investor Series 5 CCD, and Default Interest, any outstanding remuneration and/or expenses of the Debenture Trustee and all fees, costs, charges and expenses payable to the Debenture Trustee/Investor and other monies payable by the Company in respect of the Investor Series 4 CCD and Investor Series 5 CCD; any and all sums advanced by the Debenture Trustee in order to preserve the Security created by Company in relation to the KDCF Investor CCDs in the event of any proceedings for the collection and/or enforcement of the obligations of the Company in respect of the Investor Series 4 CCD and Investor Series 5 CCD, the expenses (on the basis of actuals) of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing the Secured Interest made available for the Investor Series 4 CCD and Investor Series 5 CCD or any part thereof, or of any exercise of the Investor of its right under the relevant Transaction Documents, together with legal fees and court costs;

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(76)	“Security” or “Secured Interest”

shall mean second charge by way of hypothecation over all moveable assets and properties (available from time to time) of the Company situated in the Company’s Bengaluru cyber park data centre located at 1st & 3rd floor, Cyber Park, Plot no.76, 77 & 78 in Survey number 66 & 67 (Part), Doddathodgur Village, Begur Hobbli, Bangalore South Taluk, Karnataka.

(77)	“Security Documents”

shall mean and include without limitation any documents entered into or executed by the Company including Amended and Restated Deed of Hypothecation, the necessary powers of attorney, and all such other documents as may be required for creating and perfecting the Security in favour of the Investor/ Debenture Trustee, in accordance with the DSA, for the benefit of the Investor (and their successors and assigns from time to time), which shall be in Agreed Form;

(78)	“Strategic Investor”

shall mean any Person which controls (either directly or through any group entities or Affiliates) any entities engaged in the business same as the Business of the Company who is not a Financial Investor;

(79)	“Tax”

means any taxes including any stamp duty, interest tax, excise duties, customs duties, value added tax, sales tax, local taxes, charges, cess, GST, entry tax, octroi and any impost or surcharge of like nature (whether central, state or local) relating to the business of the Company and/or the transactions as contemplated under the Transaction Documents, charged, levied or imposed by any Governmental Authority, as per the requirements of Applicable Laws;

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(80)	“Testing Period”	shall mean and refer to each financial year, for which the relevant financial covenant or other covenants as set out in this DSA are required to be tested;
(81)	“Testing Date”	shall in relation to each Testing Period, mean the date on which the financial statements of the Company are provided to the Investor in accordance with the provisions of this DSA;
(82)	“Transfer”

means to transfer, sell, convey, assign, pledge, hypothecate, create a security interest in or Encumbrance on, place in trust (voting or otherwise), transfer by operation of law or in any other way subject to any encumbrance or dispose of, whether or not voluntarily, and “Transferring” and “Transferred” have corresponding meanings;

(83)	“Total Debt”

as on any Testing Date, shall mean the aggregate of all-outstanding long term and short-term loans or debentures, lease liabilities, utilized amounts of fund-based loans and any other short-term loans (excluding non-fund based working capital) but does not include any other outstanding compulsory convertible instruments;

(84)	“Transaction Documents”

shall mean the documents executed in relation to the issue of the Investor Series 4 CCD and Investor Series 5 CCD and the creation of the Security in relation to the KDCF Investor CCDs including but not limited to the Disclosure Letter, Debenture Trustee Agreement, this DSA, the Security Documents, undertaking issued by the Controlling shareholder in favour of the Investor of the even date, letter of even date depicting Illustration pertaining to Conversion Ratio of the KDCF Investor CCDs, letter of even date detailing Business Plan of the Company as shared by the Company with the Investor and any other documents/ writings designated as such by the Parties and any other documents executed between the Investor and the Company; and

(85)	“Warranties”	shall mean all the representations and warranties as set out in Clause 10.1.2 and Schedule VI of this DSA

1.2	Interpretation

1.2.1.	The terms referred to in this DSA shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meanings ascribed to them under the relevant statute/legislation.

1.2.2.	Reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (on or after the Execution Date) for the time being in force and to all statutory instruments or orders made pursuant to such statutory provisions.

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1.2.3.	Any reference to a document in “Agreed Form” is to a document in a form agreed between the Parties initialled for the purpose of identification by or on behalf of each of them (in each case with such amendments as may be agreed by or on behalf of the Parties).

1.2.4.	Any reference to “account” or “Accounts” shall include the relevant balance sheets and profit and loss accounts together with all documents which are required by Applicable Law to be annexed to the accounts of the Company, to be laid before the Company in the general meeting for the relevant Financial Year.

1.2.5.	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this DSA shall refer to this DSA as a whole and not to any particular provision of this DSA. The words “include”, “including” and “among other things” shall, in all cases, be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.

1.2.6.	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.2.7.	Table of contents, headings, subheadings, titles, subtitles to clauses, sub-clauses and paragraphs are for information and convenience only and shall not form part of the operative provisions of this DSA or the annexures hereto and shall not affect the interpretation or construction of this DSA.

1.2.8.	References to Recitals, Clauses, Appendices, Annexures, Paragraphs, Preamble and Schedules are to recitals, appendices and annexures to, and clauses, paragraphs, preamble and schedules of this DSA, all of which form part of this DSA.

1.2.9.	Unless otherwise specified, references to days, months and years are to calendar days, calendar months and calendar years, respectively.

1.2.10.	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of such period is not a Business Day; and whenever any payment is to be made or action to be taken under this DSA is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day.

1.2.11.	All approvals and/or consents to be granted by the Parties under this DSA shall be deemed to mean approvals and/or consents in writing. Words “directly or indirectly” mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meanings.

1.2.12.	Where any obligation of a Party under this DSA (“Subject Obligation”) requires consent (including from any Governmental Authority) in order for the Subject Obligation to be performed validly, then the Subject Obligation shall be deemed to include the obligation to apply for, obtain, maintain and comply with the terms of, all such consents and the time provided for the completion of the Subject Obligation shall be extended for the time required to obtain such consent, except if and to the extent that the provisions of Applicable Law or this DSA require another Party to obtain such consent.

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1.2.13.	Any reference to “writing” shall include printing, typing, lithography, transmissions by facsimile, electronic mail and other means of reproducing words in visible form but excluding text messaging via mobile/ smart phones.

1.2.14.	The words “include” and “including” are to be construed without limitation.

1.2.15.	No provisions shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

1.2.16.	If, in calculating a price or an amount, the relevant variables for such calculation are expressed in different currencies then all such variables for the purposes of such calculation shall be in Indian Rupees.

1.2.17.	If there is any conflict or inconsistency between a term in the body of this DSA and a term in any of the schedules or any other document referred to or otherwise incorporated in this DSA, the term in the body of this DSA shall take precedence.

1.2.18.	The Parties agree and undertake that notwithstanding anything to the contrary contained in this DSA, the Shareholders shall undertake all such measures as may be required to give effect to the provisions of this DSA including but not limited to voting in such manner as may be necessary to give effect to the provisions of this DSA.

1.2.19.	To the extent any statement contained in this DSA is qualified by the knowledge, belief or awareness of the Company, such statement shall be deemed to include any knowledge, belief or awareness which the Company would have, based on all the data, facts, information by whatever name called, that is within the actual knowledge of any identified key employee or Director, after exercising reasonable care and diligence, in case of the Company.

1.2.20.	The KDCF Investor CCDs shall not be considered secured for the purposes of the Act; however, KDCF Investor CCDs shall be considered secured for contractual purposes.

2.	EFFECTIVE DATE

2.1	This DSA shall come into force and be binding on the Parties effective on and from the Execution Date of this DSA.

2.2	On the Execution Date, the HoldCo and each of the other Shareholder shall vote at any general meeting and shall take all other actions as may be necessary, to give effect to the provisions of this DSA and to ensure the inclusion in the Restated Charter Documents of the relevant rights and obligations of the Investor included in this DSA. In addition, the HoldCo and each of the other Shareholder shall vote at any general meeting upon any matter submitted for action by the Shareholders or with respect to which the Shareholders may vote in conformity with the specific terms and provisions of this DSA to give complete legal effect to the provisions of this DSA, including making necessary amendments to the Restated Charter Documents.

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3.	SUBSCRIPTION AND CONSIDERATION

3.1	Subject to the terms and conditions of this DSA, the Investor agrees to subscribe to and the Company agrees to issue and allot the Investor Series 4 CCD to the Investor, free and clear from all Encumbrances and together with all rights, title and interest appertaining thereto, and shall be entitled to the benefits arising and agreed to under this DSA, for a consideration of the Investor Series 4 CCD Subscription Amount, on the First Closing Date.

3.2	Subject to the terms and conditions of this DSA, the Investor agrees to subscribe to and the Company agrees to issue and allot the Investor Series 5 CCD to the Investor, free and clear from all Encumbrances and together with all rights, title and interest appertaining thereto, and shall be entitled to the benefits arising and agreed to under this DSA, for a consideration of the Investor Series 5 CCD Subscription Amount, on the First Closing Date.

3.3	The capitalisation and shareholding pattern of the Company, as on the Execution Date is as set out in Part A of Schedule II, and as on the First Closing Date shall be as set out in Part B of Schedule II.

3.4	The Company shall and the HoldCo shall procure that the Company shall undertake all necessary actions and extend all assistance and co-operation to the Investor, including procuring the passing of any resolutions of the Board or the Shareholders, to obtain all approvals, and making all necessary filings in relation to the subscription to the Investor Series 4 CCD and Investor Series 5 CCD, if any, required under Applicable Law.

3.5	The Company and the HoldCo shall exercise all rights and powers available to each of them (including in the case of the HoldCo, their voting rights), to procure that all Investor Series 4 CCD and Investor Series 5 CCD are issued and allotted on the First Closing Date which shall be on or before expiry of August 30, 2023 or such other date as may be extended by the mutual agreement of the Parties (the “Long Stop Date”).

3.6	End Use: The Company shall utilise the monies received from the subscription of KDCF Investor CCDs solely towards expansion of existing and new datacentres, including land acquisition for data centres, repayment of existing debt of the Company, which details of the existing debt of the Company as annexed as Schedule IX, investment for procuring an alternate source of power and working capital for the Business.

3.7	Transfer to Affiliates by the Investor: In addition to Investor’s right to assign and Transfer as contemplated in Clause 26 and the terms of issuance of the KDCF Investor CCDs as set out in Schedule IV, the Investor shall also be free to Transfer any of its KDCF Investor CCDs post allotment to any of its Affiliates. Such Affiliate shall be bound by all the terms and conditions of this DSA and all the obligations under this DSA and shall give a written confirmation thereto in the form of a Deed of Adherence for Investor Affiliate Transferee.

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4.	CONDITIONS PRECEDENT

The obligation of the Investor to subscribe to any Investor Series 4 CCD and Investor Series 5 CCD is subject to the fulfilment (or where applicable, waiver by the Investor) of the Conditions Precedent as set out in Schedule III, to the satisfaction of the Investor.

5.	Fulfillment of CONDITIONS PRECEDENT

5.1	The Investor is entitled (but not obligated), at its sole discretion, to waive the fulfilment of all or any of the Conditions Precedent, in whole or in part, at any time by written notice to the Company.

5.2	Upon satisfaction of all of the conditions precedent as set out in Part A of Schedule III herein (“Conditions Precedent I”), the Company shall deliver the CP Satisfaction Letter I to the Investor, together with all relevant documentary evidence to support the statements in such letter, confirming that the Conditions Precedent I have been satisfied or, to the extent applicable, waived. Thereafter, the Investor shall confirm in writing by delivery of a confirmation notice whether the CP Satisfaction Letter I is acceptable to it (“CP Confirmation Notice I”).

5.3	Upon satisfaction of all of the conditions precedent as set out in Part B of Schedule III herein (“Conditions Precedent II”), which shall be satisfied prior to the Closing Date, the Company shall deliver the CP Satisfaction Letter II to the Investor, together with all relevant documentary evidence to support the statements in such letter, confirming that the Conditions Precedent II have been satisfied or, to the extent applicable, waived. Thereafter, the Investor shall confirm in writing by delivery of a confirmation notice whether the CP Satisfaction Letter II is acceptable to it (“CP Confirmation Notice II”).

6.	NON-SATISFACTION

6.1	If any or all of the Conditions Precedent is/ are not completed to the satisfaction of the Investor on or before the Long Stop Date, then the Investor shall be entitled to terminate this DSA in relation to itself. In the case of such termination by the Investor under this Clause 6.1, no Party shall have any rights or claims against the Investor terminating this DSA, save for those that survive termination of this DSA in accordance with the provisions of Clause 36.

7.	ACTIONS PENDING COMPLETION

7.1	From the Execution Date of this DSA, the Company and the HoldCo shall ensure that: (a) the representations and warranties as set out in Clause 10.1.2 and in Part A of Schedule VI herein shall continue to be true, complete, correct and not misleading in any way as of the date hereof and will remain to be true, complete, correct and not misleading as of the First Closing Date; and (b) representations and warranties as set out in Part B of Schedule VI herein shall continue to be true, complete, correct and not misleading in any way as of the date hereof and will remain to be true, complete, correct and not misleading on each date until the final conversion date of the KDCF Investor CCDs; and (c) no Material Adverse Effect and/ or Event of Default have taken place.

7.2	Without prejudice to the provisions of this Clause 7.2, the Company and the HoldCo shall immediately (and in any event within 15 (fifteen) Business Days of occurrence) notify, in writing, the Investor of any event, matter, circumstance, condition or state of fact or thing which constitutes a misrepresentation or a breach of any of the Warranties or has a Material Adverse Effect on the Company and/ or the HoldCo, and shall, within 15 (fifteen) Business Days of request from the Investor provide the particulars as such that the Investor may request in relation to the aforementioned occurrence.

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8.	CLOSING

8.1	Subject to Clauses 4, 5, 6 and 7, the First Closing shall take place within 15 (fifteen) Business Days from the date of the CP Satisfaction Letter I (“Closing Date” or “First Closing Date”).

8.2	The Parties hereby agree that the First Closing shall take place no later than the First Closing Date. It is further agreed between the Parties that all the obligations set out in Clause 8.3 shall take place simultaneously on the First Closing Date. In the event one or more actions stipulated in Clauses 8.3 spill over to the next Business Day, the First Closing Date shall be deemed to be the date on which the last of the closing actions take place.

8.3	Closing obligations of the Investor at the Closing:

8.3.1.	On the First Closing Date, Investor shall pay INR 600,00,00,000 (Rupees six hundred crores only) to the Company through RTGS payment mechanism into the Company's bank account, the details of which are as provided below:

Bank Name: XXXXXXXXXX

Bank Address: No. 115, First Floor, Dr. Radhakrishnan Salai, Chennai 600004

Account Name: Sify Infinit Spaces Limited

Account Type: Current Account

Account Number: XXXXXXXX

RTGS/NEFT/IFSC Code: XXXXXXXX

Swift Code: XXXXXXXXXX

8.3.2.	On the First Closing Date, the Company shall and the HoldCo shall procure that the Company shall, in addition to any other matters to be attended to or incidental to such subscription, undertake the following actions:

(i)	the Company shall issue and allot the Investor Series 4 CCD and Investor Series 5 CCD to the Investor and shall deliver a letter of allotment in relation to the Investor Series 4 CCD and Investor Series 5 CCD, in favour of the Investor.

(ii)	convene a meeting of the Board at which meeting the Board shall approve and resolve: (a) the allotment of the Investor Series 4 CCD and Investor Series 5 CCD to the Investor and authorising the undertaking of all actions as required to issue CCD certificates representing the Investor Series 4 CCD and Investor Series 5 CCD to the Investor; (b) recording the name of the Investor in the Company’s register of debenture holders as the legal and beneficial owner of the Investor Series 4 CCD and Investor Series 5 CCD; (c) authorizing the filing of all requisite forms and documents by the Company with the appropriate Governmental Authorities;.

(iii)	deliver to the Investor certified copies of the resolutions passed at the meeting of the Board referred to in this Clause 8.3.

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9.	CONDITIONS SUBSEQUENT TO CLOSING

9.1	The Company undertakes to and the HoldCo shall procure that the Company shall complete each of the activities/ events including regulatory or statutory filings set out in Schedule V.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties of the Company

10.1.1.	The Company and the HoldCo, jointly and severally, represent and warrant to the Investor that: (a) each of the representations and warranties as set out in Clause 10.1.2 and in Part A of Schedule VI are, true, accurate, complete and not misleading as on the date of this DSA and shall continue to be true, accurate, complete and not misleading as on the First Closing Date; and (b) each of the representations and warranties as set out in Part B of Schedule VI are, true, accurate, complete and not misleading as on the date of this DSA and shall continue to be true, accurate, complete and not misleading on each date until final conversion date of the KDCF Investor CCDs.

10.1.2.	In addition to the Warranties set out in Schedule VI of this DSA, the HoldCo and the Company, jointly and severally, represent and warrant that:

(i)	they have full power and the capacity and authority to enter into and execute this DSA and to perform all of its obligations hereunder;

(ii)	this DSA, upon execution, constitutes legal, valid and binding obligations of the HoldCo and the Company and is enforceable in accordance with its respective terms;

(iii)	the execution and delivery of this DSA by it and the performance of its obligations under this DSA do not and will not violate or conflict with any Applicable Law, rule or regulation applicable to it, any provisions of its constitutional documents (if applicable), any order or judgment of any court or other Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)	they have obtained all approvals required to be obtained by it for issuance of the Series 4 CCDs and Series 5 CCDs; and

(v)	they are in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws.

10.1.3.	The HoldCo shall ensure that no actions are performed by the Company that would result in any of the Warranties being breached or rendered false, inaccurate, incomplete or misleading.

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10.1.4.	Each Warranty is given subject to the matters specifically disclosed in the Disclosure Letter or the updated Disclosure Letter, with respect to such Warranty. It is clarified that the fundamental Warranties are not subject to any disclosures under the Disclosure Letter or the updated Disclosure Letter. It being clarified that if the Investor is not satisfied with any of the disclosures contained in any updates to the Disclosure Letter at the First Closing Date, the Investor may refuse to invest the additional amounts.

10.1.5.	For avoidance of doubt, each of the Warranties shall be separate and independent, and save as expressly provided shall not be limited by reference to any other section, clause or anything in this DSA or its Schedules.

10.2	Representations and Warranties of the Investor

10.2.1.	The Investor represents and warrants to the Company that each of the representations and warranties of the Investor as set forth under this Clause 10.2 are true and correct as on the date of this DSA and shall continue to be true and correct as of the First Closing Date.

10.2.2.	The Investor represents and warrants that:

(i)	it has full power and the capacity and authority to enter into and execute this DSA and to perform all of its obligations hereunder;

(ii)	this DSA, upon execution, constitutes legal, valid and binding obligations of the Investor and is enforceable in accordance with its respective terms;

(iii)	the execution and delivery of this DSA by it and the performance of its obligations under this DSA do not and will not violate or conflict with any Applicable Law, rule or regulation applicable to it, any provisions of its constitutional documents (if applicable), any order or judgment of any court or other Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)	it has obtained all approvals required to be obtained by it for subscribing to its portion of the Series 4 CCDs and the Series 5 CCDs;

(v)	it is a person resident in India for the purposes of Indian exchange control laws;

(vi)	it is in compliance with the Anti-Corruption Laws; and

(vii)	it is in compliance with the Anti-Money Laundering Laws.

11.	SHAREHOLDING

11.1	Following the subscription of all Series 4 CCD and Series 5 CCD pursuant to this DSA, the shareholding pattern and capital structure of the Company as on the First Closing Date shall be as set out in Part B of Schedule II.

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12.	COVENANTS

12.1	Notwithstanding anything contained herein, the KDCF Investor CCDs shall rank senior to all other classes of compulsory convertible preference shares and equity shares currently issued and allotted by the Company or as may be issued and allotted in future, provided that any CCDs issued by the Company under Clauses 12.12.1(i), 12.12.1(ii), 12.12.1(iii) and 12.12.1(iv), and KSSF CCDs shall rank pari passu with the KDCF Investor CCDs. In case of a Insolvency Event, KDCF Investor CCDs and KSSF CCDs shall rank senior to all other classes of compulsory convertible preference shares and equity, in the distribution waterfall of liquidation proceeds. Upon occurrence of any Liquidation Event, the Investor however may, subject to obtaining appropriate regulatory approvals, if any required, instead of seeking distribution of liquidation proceeds in accordance with the liquidation preference waterfall may require the KDCF Investor CCDs and KSSF CCDs conversion formula to be modified in a manner so as to provide the Investor with same economic benefit as contemplated in this DSA.

12.2	The Company and HoldCo shall ensure that the ultimate beneficial owners and / or shareholders of the Promoter HoldCo and HoldCo shall, during the subsistence of this Agreement, ensure that the business of datacentre shall be conducted only through the Company or through a joint venture company where the Company and customers / potential customers / data center operators are the only shareholders/ partners and no other entity comprising the Promoter Group and/ or its Affiliates shall be a shareholder of such joint venture, provided that post the Proposed Merger I and/or the Proposed Merger II (as the case may be), the business of datacentre shall be permitted to be conducted through the Company, which shall be the surviving entity pursuant to the Proposed Merger I and the Proposed Merger II.

12.3	Annual Business Plan: The Company shall ensure that the annual business plan of the Company is finalized after taking into consideration inputs from the Investor.

12.4	Information Covenants

The Company shall provide to the Investor in relation to the Company:

12.4.1.	promptly upon becoming aware of them, the details of any event which may have a Material Adverse Effect on the Company;

12.4.2.	notification of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence;

12.4.3.	promptly, notice of any change in its authorised signatories (in connection with the Transaction Documents), signed by one of its directors or its company secretary, whose specimen signature has previously been provided to the Investor accompanied (where relevant) by a specimen signature of each new signatory;

12.4.4.	promptly, all letters, notices, petitions, plaints, and other documents relating to any suit, action, petition, arbitration, litigation or other legal proceeding of any nature whatsoever commenced in relation to any winding-up and/or in relation to any Insolvency Event by or against the Company;

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12.4.5.	promptly, all letters, notices, petitions, plaints, and other documents relating to any suit, action, petition, arbitration, litigation or other legal proceeding of any nature whatsoever involving a liability exceeding INR 30,00,00,000 (Rupees thirty crores only);

12.4.6.	promptly, all letters, notices, petitions, plaints, and other documents relating to any suit, action, petition, arbitration, litigation or other legal proceeding of any nature whatsoever commenced (including in relation to any winding-up and/or in relation to any Insolvency Event) by or against the Company, which would have an adverse impact on the obligations of the Company under the Transaction Documents or the Security created;

12.4.7.	promptly, notice(s) of any purported/estimated loss or damage exceeding INR 30,00,00,000 (Rupees thirty crores only) which may be incurred and/or suffered by the Company due to the occurrence of any force majeure events and/or any events and circumstances which adversely affect the performance by the Company of its respective obligations or covenants under any agreements/documents including any acts of God i.e. fire, storms, pandemics, floods, earthquake or lightning, war, hostilities, terrorist acts, riots, civil commotion or disturbances affecting the Company and/or the any of its respective properties/assets and/or sabotage or explosions affecting the Company and/or any of its properties/assets, in relation to which the Company has not obtained adequate insurance cover;

12.4.8.	copies of all notices of the board meetings and shareholders’ meetings of the Company to the Investor, simultaneously with the same being circulated to the directors / shareholders of Company, each certified by the chairman or the chief financial officer or the company secretary of the Company as being true, accurate and not misleading;

12.4.9.	all data and documents in respect of any Financial Indebtedness of the Company;

12.4.10.	promptly, all details in respect of declaration of any default by any bank or financial institution in respect of any Financial Indebtedness of the Company including default or breach of any covenants or undertakings by the Company under any financing documents entered into by the Company with any such bank or financial institution;

12.4.11.	at least 3 (three) Business Days prior to effecting any change in composition of the board of directors of the Company (subject to Applicable Laws), the details of proposed changes;

12.4.12.	at least 3 (three) Business Days prior to effecting any sale/ transfer/ disposal of assets of Company of an aggregate value exceeding INR 30,00,00,000 (Rupees thirty crores only) in any year, the details of the assets proposed to be sold/ transferred / disposed off;

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12.4.13.	any change in the annual business plan of the Company, within 3 (three) Business Days from such change;

12.4.14.	as soon as it becomes available, but in any event within 180 (one hundred and eighty) days after the end of each Financial Year, the audited financial statements (both consolidated and standalone, wherever applicable) of the Company;

12.4.15.	as soon as it becomes available, but in any event within 60 (sixty) days after the end of each quarter of the Financial Year, the unaudited financial statements for that Financial Year of the Company;

12.4.16.	quarterly MIS of the Company, to be provided within a maximum period of 45 (forty five) days from the end of each financial quarter, in such format as is acceptable to the Investor;

12.4.17.	the consolidated annual budget for the Company for each new Financial Year as soon as practicable but in any event no later than 30 (thirty) days prior to the expiry of the previous Financial Year;

12.4.18.	certificate under Rule 11UA of Income Tax Rules, 1962, on the First Closing Date as of March 31, 2023 and as on the conversion date(s) as of the last calendar quarter end to be provided within 30 days from such conversion date(s).

12.4.19.	the Company shall (subject to Applicable Laws) furnish all such other information and documents as may be reasonably required by the Investor from time to time;

12.5	Financial Covenants

12.5.1.	The Company shall ensure that:

(i)	the Net Debt on any Testing Date to the EBITDA for the trailing 12 (twelve) months ratio calculated on a consolidated basis, for each Testing Date during the period commencing from the Closing, does not exceed 3 (three) times; and

(ii)	Debt Service Coverage Ratio does not fall below 1.15 times.

12.5.2.	The financial covenants set out at Clause 12.5 above shall be tested as of every Testing Date, basis trailing 12 (twelve) months data as per the financial statements / accounts of the Company submitted to the Investor pursuant to Clause 12 herein.

12.5.3.	It is hereby clarified that without prejudice to the obligation of the Company to provide financial information regarding the Company, the Investor shall not be obliged to rely on such statements, and shall be entitled to appoint external advisors, consultants and representatives, at its own cost, to separately calculate and certify compliance of the financial covenants.

12.5.4.	The Company shall endeavour to keep the receivables and payables cycle from/to the HoldCo below 180 days.

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12.6	Affirmative Covenants

The Company covenants and undertakes that, until the final conversion date of the KDCF Investor CCDs, the Company shall comply with the following:

12.6.1.	Laws: The Company shall comply in all material respects with all Applicable Laws including the Act, all labour laws and governmental authorisations in the conduct of its Business and shall take all action as may be necessary or prudent to effect or maintain compliance therewith.

12.6.2.	The Company shall maintain its corporate existence and all rights and privileges in respect thereof and obtain and comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, permissions, no – objection certificates, permits, licenses and consents, by whatsoever name called, required to: (i) lawfully carry on the Business and to enable the Company to enter into and perform its obligations under this DSA and the Transaction Documents; (ii) to ensure the legality, validity, enforceability or admissibility in evidence thereof; and, (iii) create and perfect the Security, as contemplated to be created and perfected under the terms and conditions of the Transaction Documents within 180 days from the First Closing Date.

12.6.3.	The Company shall file the necessary forms and such other papers/documents with the relevant ROC as are required under the Act for the purpose of issuing the KDCF Investor CCDs and creation and/or perfection of Security and to file the necessary forms and such other papers/documents with the relevant ROC as may be required under the Act for the purpose of creation and/or perfection of security interests and promptly provide a proof of such filing with the relevant ROC to the Investor, no later than 180 days from the First Closing Date.

12.6.4.	Without prejudice to the above:

(i)	The Company shall comply with the Anti-Corruption Laws.

(ii)	No representative of the Company shall violate any applicable Anti-Corruption Laws. The Company shall and the officers, directors, employees and agents of the Company conduct the business of the Company in compliance with all Applicable Laws. The Company will cooperate with the Investor, in providing such additional information and documentation on the Company’s legal or beneficial ownership, policies, procedures and sources of funds as may be required by the Investor.

(iii)	The Company shall perform background checks on Persons transacting business of a material nature with the Company and shall not knowingly transact business with any such Person in breach of the applicable Anti-Corruption Laws.

(iv)	The Company shall comply with the Anti-Money Laundering Laws.

(v)	The Company shall cooperate with the Investor in providing such additional information and documentation on the Company’s legal or beneficial ownership, policies, procedures and sources of funds as may be required by the Investor.

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12.7	Books of Accounts

The Company shall maintain proper books of record and account, in which full and accurate entries shall be made of all financial transactions and the assets and Business of the Company, respectively, in accordance with the Applicable Law from time to time.

12.8	Right to inspection

In the event the Investor is of the opinion that any of the terms of the DSA and/or any other Transaction Document entered into between the Parties are breached or are likely to be breached or any event has happened or likely to happen that may directly or indirectly affect the rights of the Investor in any way, then the Investor shall have at all times, the right to inspect the books and records etc. of the Company and shall, at the cost of the Investor have right to appoint the counsel or consultant or chartered accountant to inspect and conduct the concurrent audit of the Company and such counsel or consultant or chartered accountant shall have right to take a copy/photocopy of any of such books, records etc. of the Company, subject to at least 3 (Three) Business Days prior notice. Further, the Investor hereby agrees that the provisions of Clause 19 (Confidentiality) herein shall apply in respect of any Confidential Information received by the Investor, while exercising the right of inspection under this Clause 12.8 (Right to inspection).

12.9	Payment of Tax

The Company shall pay and file before the same shall become delinquent, (i) all Taxes, assessments, reassessments and governmental charges or levies imposed upon it or upon the properties, assets or revenues of the Company and / or in relation to the business of the Company; (ii) all Taxes as may be due and payable to any Governmental Authorities, arising out of or in connection with the transactions as contemplated under the Transaction Documents; and, (iii) all lawful claims and obligations that, if unpaid, might by law become a lien upon any of the property, assets or revenues of the Company; provided, however, that the Company, shall not be required to pay or to file any such tax, assessment, reassessment, charge, levy or claim, the amount, applicability or validity of which is being contested in good faith and for which the Company has made adequate provisions. It is clarified that any direct Taxes (except withholding taxes/ tax deductible at source if applicable) due and payable by the Investor to any Governmental Authority shall not be Company’s obligation.

12.10	Corporate Governance

The Company shall comply with rules and regulations of corporate governance as may be prescribed by any Governmental Authority or under any Applicable Law.

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12.11	Observer on the Company

12.11.1.	The Investor shall have the right to nominate an observer to the Board of the Company and the committees (if any) constituted by the Board from time to time (“Investor Observer”). This right shall be available with the Investor from the First Closing Date.

12.11.2.	The Company shall indemnify the Investor Observer, subject to and to the extent permissible under Applicable Law, including against any and all losses and expenses which such Investor Observer has incurred arising out of or in connection with, any proceedings that such Investor Observer becomes a party to or is involved in as a result of being treated/ assumed as a director of the Company or otherwise; or any action, suit, claim, arbitration, appeals, hearings, litigation, judgments, rulings, orders, decrees or injunctions or administrative/ regulatory proceeding, arising out of or relating to any such conduct, or contravention of any Applicable Law in respect of the Business, and any action, suit, claim, arbitration, appeals, hearings, litigation, judgments, rulings, orders, decrees or injunctions or administrative/ regulatory proceeding taken against the Investor Observer in connection with any such contravention or alleged contravention, except where such liabilities arise solely due to any fraud or wilful misconduct of such Investor Observer or any criminal offence committed by such Investor Observer and proven before a competent court or other relevant Governmental Authority.

12.11.3.	The Investor Observer shall be entitled to attend all meetings of the Board of Company and the committees (if any) constituted by the Board of Company including the committee constituted / authorised to take decisions in respect of the Strategic Sale Exit (as defined in Clause 16.3) and the said Investor Observer shall be provided with notices of all such meetings at the same time as the other directors of who are entitled to attend such meetings but shall not have the right to participate in any decision making or discussions or vote at the meeting or be considered for quorum and shall only be entitled to observe the proceedings of the meetings of the Board. If, at any time, the Investor Observer is not able to attend any meeting, the Investor may depute another observer to attend the said meeting as per the requirements of Clause 12.11.5 below.

12.11.4.	Any expenditure incurred by the Investor and/or the Investor Observer in connection with the travel and stay expenses of the Investor Observer for attending Board meetings shall be borne and payable by the Company.

12.11.5.	The appointment/removal of an Investor Observer shall be by notice in writing by Investor, addressed to the Company and shall (unless otherwise indicated in such notice) take effect forthwith upon such a notice being delivered to the Company.

12.11.6.	The Company shall obtain directors’ and officers’ liability insurance which will also cover the Nominee Director, within 30 (thirty) Business Days of appointment of the Nominee Director and maintain in all material respect, with such coverage not lesser than USD 10,000,000 (United States Dollar Ten Million only) and shall make timely payment of all premiums in relation thereto.

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12.12	General Undertakings

The Company hereby agrees, acknowledges, covenants and undertakes as follows:

12.12.1.	The Company shall ensure that no action is taken in relation to any issuance of any Securities, corporate restructuring, re-organisation, and/ or re-capitalisation of any sort by the Company without obtaining the prior written consent of the Investor, including but not limited to merger, demerger, amalgamation or reconstruction, buy-back, capital reduction, spin-off, consolidation or liquidation or the like or undertake any fund / capital raising exercise except:

(i)	The Promoter Group and/or its subsidiaries may further capitalize the Company by way of compulsorily convertible debentures (“Promoter CCDs”) at the same or higher valuation and terms same as KDCF Investor CCDs (“Promoter CCD Issuance”). It is clarified that for the purpose of conversion of Promoter CCDs, EBITDA of the Financial Year immediately succeeding the Financial Year in which such Promoter CCDs are subscribed to any Person from the Promoter Group shall be referred. As an example, if the Promoter CCDs are issued in the Financial Year 2023-24, then for the purpose of conversion of Promoter CCDs, EBITDA of Financial Year 2024-25 shall be referred to; or

(ii)	The Company may issue new Securities of the Company (“Primary Issuance”) of up to 15% (fifteen per cent) of fully diluted equity capital of the Company to a Business Partner, at an equity valuation not less than the Equity Valuation and on such financial terms and conditions which are not superior to KDCF Investor CCDs; or

(iii)	The Company may issue employee stock options to the employees of the Company not exceeding 5% (five percent) of the paid up share capital of the Company (on a Fully Diluted Basis); or

(iv)	Strategic Sale Exit (as defined in Clause 16.3).

12.12.2.	The HoldCo and the Company shall ensure that there is no change in Control of the Company, without obtaining the prior written consent of the Investor, other than as a result of occurrence of an Exit Event or Strategic Sale Exit, as contemplated in this DSA.

12.12.3.	The Company shall ensure that the Promoter HoldCo shall own more than 50% (fifty per cent) of the HoldCo. The Company shall ensure that the Company shall not enter into any related party transactions (other than on arms’ length basis and on fair market value basis) (directly or indirectly), without obtaining the prior written consent of the Investor.

12.12.4.	With respect to existing related party transactions, the Company shall enter into long term agreements with the same related party.

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12.12.5.	The Company hereby agrees and undertakes that the Company shall avail no further Financial Indebtedness without obtaining prior written consent of the Investor except as permitted in Clause 12.12.1.

12.12.6.	The Company shall not declare interim and final dividend without the prior written consent of the Investor.

12.12.7.	The Company shall ensure that no change is made in the Restated Charter Documents of the Company, without obtaining the prior written consent of the Investor, provided that such consent shall not be unreasonably withheld by the Investor and except to the extent as may be required under Applicable Law to give effect to the Exit Event.

12.12.8.	The Company and the HoldCo shall ensure that there is no sale or disposal of any business division or substantial portion of the business the Company, unless approved by the Investor in writing.

12.12.9.	The Company shall, at all times, obtain and maintain, or cause to be obtained and maintained, in full force and effect (or where appropriate, renew) all clearances/ authorizations required for the purposes of the business and all transactions as contemplated by the Transaction Documents, non-procuring or non-renewal whereof shall have a Material Adverse Effect.

12.12.10.	The Company shall create all necessary Security and execute all the Security Documents as may be required by the Investor as per the terms hereof and shall ensure that all Transaction Documents, when executed, shall constitute its legal, valid and binding obligation under the provisions of Applicable Law.

12.12.11.	If the directors of the Company or the HoldCo are added to any defaulter’s list by any Governmental Authority, the Company, the HoldCo shall take immediate steps forthwith to remove such Person from the board of directors of the Company or the HoldCo, as the case may be.

12.12.12.	The Company shall promptly supply certified copies to the Investor of any authorisation required under any Applicable Law or regulation to enable it to perform its obligations under the Transaction Documents (including, without limitation, in connection with any payment to be made hereunder) and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Transaction Documents.

12.12.13.	Merger of Printhouse (India) Private Limited (“PIPL”), Sify Data and Managed Services Limited (“SDMSL”), Patel Auto Engineering India Private Limited (“PEL”), SKVR Software Solutions Private Limited (“SKVR”) with the Company: The Company is proposing to merge PIPL and SDMSL into the Company (“Proposed Merger I”) whereby the share capital of PIPL shall be swapped for CCDs of the Company for an amount equivalent to INR 60,00,00,000 (Rupees sixty crores only) at the Ongoing Merger I Reference EBITDA and share capital of SDMSL shall be swapped for compulsorily convertible debentures of the Company for an amount equivalent to INR 25,00,00,000 (Rupees twenty five crores only) at the Ongoing Merger Reference EBITDA. The terms of these CCDs shall be the same as set out in Schedule IV of this DSA. The Ongoing Merger I Reference EBITDA shall mean the EBITDA of the Company for the Financial Year 2022-2023. Further, the Company is proposing to merge PEL and SKVR into the Company (“Proposed Merger II”) whereby the share capital of PEL and SKVR shall be swapped for CCDs of the Company for an amount equivalent to the amount invested by HoldCo in PEL and SKVR at the Ongoing Merger II Reference EBITDA. The terms of these CCDs shall be the same as set out in Schedule IV of this DSA. The Ongoing Merger II Reference EBITDA shall mean the EBITDA of the Company for the Financial Year following the date on which the amount is invested by the HoldCo in PEL and SKVR. The Company shall (and the HoldCo shall cause the Company to) ensure that the merger of PIPL is completed no later than 24 (twenty-four) months from the First Closing Date and the merger of SDMSL, SKVR, and PEL is completed before the Exit Event or Strategic Sale Exit, provided that if the merger of SDMSL and/or SKVR and/or PEL has not been completed prior to Strategic Sale Exit then the Strategic Equity Valuation should include the valuation of SDMSL and SKVR and PEL.

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13.	PRE-EMPTIVE RIGHTS FOR NEW ISSUE OF SECURITIES

13.1	In the event the Company is desirous of issuing any new Securities after the First Closing (“Proposed Issuance”), the Company shall provide and the HoldCo shall cause the Company to provide, a right to the Investor to participate, on a 100% (one hundred per cent) pro rata basis, in order to enable the Investor and its Affiliates to maintain their shareholding percentage in the Company (on a Fully Diluted Basis) at the same level as on the date immediately prior to the date of such Proposed Issuance, in any such Proposed Issuance, exercisable by the Investor or through its Affiliates.

13.2	The right of the Investor and its Affiliates set out in Clause 13.1, shall not be available in respect of the Proposed Issuances as per Clause 12.12.1(i) till such time that the Promoter Group invests in such number of CCDs, which CCDs in itself and upon conversion shall aggregate to at least 10% (ten per cent) (on a cumulative basis) of the equity capital of the Company (on a Fully Diluted Basis), Clause 12.12.1(ii), Clause 12.12.1(iii) and Clause 12.12.1(iv).

13.3	The Company shall give the Investor, a written notice of any such Proposed Issuance and such notice shall specify:

(i)	the number and class of Securities proposed to be issued;

(ii)	the price for the Proposed Issuance;

(iii)	the manner and time of payment of the subscription amount;

(iv)	the date of the Proposed Issuance; and

(v)	other terms and conditions for the Proposed Issuance. (the “Offered Terms”).

13.4	The Investor shall be required to communicate to the Company, in writing, whether or not the Offered Terms are acceptable to them within 30 (thirty) Business Days from the date on which it received the Offered Terms. If the Investor does not accept the Offered Terms resulting in it not subscribing to any of the new Securities, or the Investor does not subscribe to the extent of its pro rata entitlements as specified above in Clause 13.1, then the Company shall make an offer in respect of the unsubscribed portion of the new Securities to Persons participating in the Promoter CCD Issuance or Primary Issuance (as the case maybe) that were offered to the Investor pursuant to the Proposed Issuance (or any of its Affiliates), on the Offered Terms.

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14.	EVENTS OF DEFAULT

The occurrence of any one of the following events shall constitute an “Event of Default” for the Company for the purposes of the Transaction Documents.

14.1	Payment

Any failure/ breach/ default/ delay by the Company to meet its payment obligations towards the Coupon or Default Interest (if applicable), etc., when they become due in respect of the KDCF Investor CCDs. In the event of such default, the Investor shall provide a notice to the Company and the Company will have 7 (seven) Business Days to remedy the default. If the default is not remedied within the 7 (seven) Business Days, then it will be deemed an Event of Default.

14.2	Security

14.2.1.	Failure on the part of the Company to create or cause the creation and/or perfection of the Secured Interests in the manner as set out under this DSA and the same is not cured within a period of 15 (fifteen) days from the date of creation or perfection (as the case may be) as agreed under this DSA.

14.2.2.	If the Secured Interest and/or any part thereof is prejudicially affected in any manner whatsoever or any proceedings are pending/ threatened (in writing)/ commenced which is likely to have an adverse impact on the Security and the same is not cured within a period of 30 (thirty) days from the date of its occurrence.

14.2.3.	The title of the Company to the Security being found defective or the occurrence of any event which in the opinion of the Investor will prejudice or affect: (i) the title of any of the Company to the Security (or any part thereof); or (ii) the validity, enforceability or effectiveness of the Security created by the Company in respect of the Security, and the same is not rectified within a period of 30 (thirty) days from the date of its occurrence.

14.2.4.	Attachment or restraint is levied on any Security on which Security is created as provided in this DSA and/or other Transaction Documents and the same is not lifted within a period of 30 (thirty) days from the date of its occurrence.

14.3	Cross Default

14.3.1.	Any Financial Indebtedness of the Company and/or its subsidiaries, if any, is not paid by the Company and/or its subsidiaries when due, and the same is not cured within a period of 30 (thirty) days from the due date.

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14.3.2.	Any Financial Indebtedness of the HoldCo exceeding INR 30,00,00,000 (Rupees thirty crores only) is not paid when due, and the same is not cured within a period of 30 (thirty) days from the due date.

14.3.3.	Any financial creditor of the Company and/or the HoldCo any other subsidiary of the HoldCo becomes entitled to declare any Financial Indebtedness of the Company and/or the HoldCo any other subsidiary of the HoldCo (as the case may be) and payable before its specified maturity as a result of an event of default (however described), and the same is not cured within a period of 30 (thirty) days from the date of occurrence of said event of default (however described).

14.4	Control / Shareholder

14.4.1.	Any change in Control of the Company, without obtaining the prior written consent of the Investor except as contemplated in Clause 12.12.1 of this DSA.

14.4.2.	Any change in the Control of the HoldCo, without obtaining the prior written consent of the Investor.

14.5	Covenants

Any failure/breach/default by the Company to comply with/fulfil any of the covenants and/or undertakings under this DSA and/or the Transaction Documents within the specified period under the terms and conditions of this DSA and/or any of the Transaction Documents and the same is not cured within 30 (thirty) days from the date of its occurrence.

14.6	Representations and Warranties

Any information given by the Company in the Transaction Documents and/or other information furnished and/or the Warranties given to the Investor for availing financial assistance by way of subscription to the debentures is, or proves to be, incorrect in any material respect or misleading in any manner, and the same is not rectified within a period of 30 (thirty) days from the date of misrepresentation.

14.7	Insolvency Event

14.7.1.	Occurrence of an Insolvency Event of the Company and/or any other member of the Promoter Group and the same is not cured within 30 (thirty) days from the date of its occurrence.

14.7.2.	Commencement of liquidation proceedings and/or appointment of liquidator and/or appointment of a receiver and/or dissolution of the Company and/or any other member of the Promoter Group.

14.8	Business

The Company suspends or ceases (or threatens to suspend or cease as evidenced in writing) to carry out all or a substantial part of their respective business. HoldCo shall continue to honour and perform under the customer agreements pertaining to the data centre business to ensure that there is no Material Adverse Effect on the Business of the Company.

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14.9	Unlawful

The issuance of KDCF Investor CCDs or the Secured Interest created in relation to the KDCF Investor CCDs or the performance of obligations of the Company and / or the Promoter Group under the Transaction Documents, becomes unlawful, invalid or unenforceable and the same is not cured within 30 (thirty) days from the date of its occurrence.

14.10	Government Intervention

14.10.1.	Any Governmental Authority having condemned, nationalized, seized, or otherwise expropriated all or any part of the assets of the Company or having assumed custody or control of the business or operations of the Company, or having taken any action for the dissolution of the Company, or any action that would prevent the Company or their respective officers from carrying on its business or operations or a substantial part thereof, and the same is not vacated/reversed within a period of 30 (thirty) days from the date of occurrence of such event.

14.10.2.	Any Governmental Authority takes any action to prevent the Company from conducting any of their businesses or carrying out their operations in any manner and the same is not vacated/reversed within a period of 30 (thirty) days from the date of occurrence of such event.

14.11	End Use

Any utilisation of funds pertaining to the KDCF Investor CCDs other than for the end use as stated under this DSA.

14.12	Conditions Subsequent

Any failure/breach/default by the Company to comply with/fulfil any of the conditions subsequent as set out in Clause 9 within the specified period under the terms and conditions of this DSA and/or any of the Transaction Documents or such other extended period agreed with the Investor/Debenture Trustee, and the same is not cured within a period of 30 (thirty) days from the date of such failure/breach/default.

14.13	Material Adverse Effect

Occurrence of a Material Adverse Effect and the same is not cured within 30 (thirty) days from the date of its occurrence.

14.14	Repudiation

The Company rescinds or repudiates a Transaction Document or evidences an intention in writing to repudiate a Transaction Document.

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14.15	Legal Proceedings

14.15.1.	Any litigation, arbitration, investigative or administrative proceeding, whether current, pending or threatened against the Company which is likely to have a Material Adverse Effect and the same is not stayed within 30 (thirty) days from the date of its occurrence.

14.15.2.	The Company fails to comply with or pay any sum due from it under any final judgment or any final order made or given by a court of competent jurisdiction pursuant to any proceedings or litigation which is not set aside or reversed by the Company, and which has a Material Adverse Effect and the same is not paid within 30 (thirty) days from the due date.

14.15.3.	Any administrative or judicial proceedings initiated against Company by any Governmental Authority, courts or tribunals, which results in an unfavourable order against Company, which is not set aside or reversed by the Company and Investor, in their sole opinion, determines that such order has caused Material Adverse Effect.

14.15.4.	If the Company, without the previous consent in writing of the Investor, makes or attempts to make any alteration in the provisions of its Memorandum and/or Articles of Association, except to the extent as may be required under Applicable Law to give effect to the Exit Event.

14.16	Security

The Company shall create Security for securing the Secured Obligations of the Company and HoldCo. The Debenture Trustee (acting for the benefit of the Investor) shall hold the Security created by the Company under or in terms of the Transaction Documents, in its favour, upon trust, subject to the powers and provisions contained herein, for securing the Secured Obligations.

15.	CONSEQUENCES OF EVENTS OF DEFAULT

15.1	The Investor shall have right to declare an Event of Default pursuant to occurrence of the events as identified above in Clause 14.

15.2	Upon occurrence of an Event of Default, the Investor shall send a notice to the Debenture Trustee (“Event of Default Notice”) by registered post/acknowledgement due or speed post/acknowledgement due or courier or hand delivery with proof of delivery as also through email as a text or as an attachment to email with a notification including a read receipt, and proof of dispatch of the Event of Default Notice or email, shall be maintained.

15.3	The Debenture Trustee shall take necessary action of enforcing the Security.

15.4	Subject to the above, the Investor shall apart from the right to enforce Secured Interest also have the following rights (notwithstanding anything in these presents to the contrary):

15.4.1.	To enforce any Security created pursuant to the Security Documents in accordance with the terms thereof, as may be set out therein, towards the due discharge of the Secured Obligations;

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15.4.2.	To appoint a nominee director on the Board of the Company (“Nominee Director”) Once Nominee Director has been appointed, the Investor shall not be entitled to appoint Investor Observer;

15.4.3.	Initiate any enforcement action including without limitation under the Securitisation and Reconstruction of Financial Assets and Enforcement of Securities Interest Act, 2002 and Insolvency and Bankruptcy Code, 2016 (wherever applicable);

15.4.4.	Levy Default Interest on the Investor Aggregate Accreted Amount and Coupon amounts outstanding on the KDCF Investor CCDs;

15.4.5.	The 6% (six per cent) Coupon shall be escalated to such a coupon which would entitle the Investor ***% (*** per cent) IRR with respect to all of the KDCF Investor CCDs from the date of allotment and subscription of the relevant KDCF Investor CCD till the receipt of all the moneys due and payable to the Investor in accordance with the terms of this DSA and the other Transaction Documents;

15.4.6.	Investor prior approval shall be required in the event of the following:

(i)	Borrowings obtained (secured or unsecured) and incurring any indebtedness or making any prepayments or giving any guarantee by the Company, except for an amount of upto INR 30,00,00,000 (Rupees thirty crores only) on account of completion of existing projects of the Company;

(ii)	Any change in the authorised, issued, paid-up, subscribed equity or preference capital structure of the Company or amendment thereof (including issuance of any Securities by the Company), or any re-organization or reclassification of the capital structure of the Company, redemption, repurchase or buyback or other cancellation of any Securities of the Company or the creation of any subsidiary and any intermediate holding company or joint venture, whether by acquisition of otherwise or modification to the terms of any joint venture or strategic alliance;

(iii)	Any new capital expenditure by the Company in a financial year, except for an amount of upto INR 30,00,00,000 (Rupees thirty crores only) on account of existing and committed capital expenditure for completion of existing projects of the Company.

15.4.7.	Exercise such other rights under Applicable Law, as the Investor may deem fit.

15.5	If the Investor appoints a Nominee Director as mentioned in Clause 15, the following provisions shall become applicable:

15.5.1.	The Company shall appoint the Nominee Director forthwith on receiving a nomination notice from the Investor.

15.5.2.	The Nominee Director shall not be required to hold qualification shares nor be liable to retire by rotation and be appointed member of all committees if any constituted by the Company, if so desired by Investor/Debenture Trustee. However, the Nominee Director shall provide all requisite documents required under the Act for his appointment.

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15.5.3.	The Nominee Director shall be entitled to receive all notices, agenda, etc. and to attend all general meetings and board meetings and all committees constituted the Company of which (s)he is a member. If, at any time, the Nominee Director is not able to attend any meeting, the Investor/Debenture Trustee may depute an observer to attend the meeting.

15.5.4.	Any expenditure incurred by Investor/ Debenture Trustee and/or the Nominee Director in connection with the travel and stay expenses for attending Board meetings shall be borne and payable by the Company.

15.5.5.	The appointment/removal of a Nominee Director shall be by notice in writing by Investor/Debenture Trustee, addressed to the Company and shall (unless otherwise indicated in such notice) take effect forthwith upon such a notice being delivered to the Company.

15.5.6.	The Nominee Director shall be entitled to all the rights, privileges and indemnities of other Directors but excluding any sitting fees, other fees, commission, money, remuneration and expenses, as are payable by the Company to the other Directors.

15.5.7.	Once the Nominee Director is appointed as aforesaid, for all meetings of the Board the presence of the Nominee Director shall be required for the purposes of achieving quorum and no decision may be taken by the Board, in relation to any matters, without having obtained the approval of the Nominee Director, except if the Nominee Director fails to attend 2 (two) consecutive adjourned meetings, provided sufficient time period has been given between the adjourned meetings and detailed notices, agenda etc., has been delivered to such Nominee Director/ Investor.

15.5.8.	The Company shall amend its Articles of Association, if necessary, to give effect to the above provisions governing the Nominee Director.

16.	STRATEGIC EXIT

16.1	Other than as contemplated under the DSA and other Transaction Documents, in the event the Company is desirous of raising funds by way of issuance of further Securities of the Company (“Capital Raise”), the Company shall have the right to undertake such Capital Raise, provided that: (i) such issuance of Securities is to a Strategic Investor whereby such Strategic Investor proposes to acquire 26% (twenty six per cent) or more of the equity capital of the Company on a Fully Diluted Basis; and (ii) such Capital Raise shall be undertaken at the equity valuation (“Strategic Equity Valuation”) which is not less than Equity Valuation.

16.2	In case Capital Raise is in multiple tranches, the conditions set out in Clause 16.1 shall continue to apply and for the purpose of determining Strategic Equity Valuation, the highest equity valuation out of the multiple tranches shall be considered.

16.3	During such Capital Raise exercise, the Investor shall have the right, either, (i) to sell all of the KDCF Investor CCDs held by it in the Company to the Strategic Investor at Strategic Sale Exit Price (“Strategic Sale Exit”), or (ii) to continue to remain invested in the Company. If the Strategic Investor requires the Investor to sell all or any of the KDCF Investor CCDs held by the Investor in the Company or any part thereof, then the Investor shall be entitled to sell all of the KDCF Investor CCDs held by it in the Company to the Strategic Investor provided that the Investor realises higher of, (a) ***% (*** per cent) IRR on the Investor Aggregate Accreted Amount, or (b) basis the Strategic Equity Valuation (“Strategic Sale Exit Price”).

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16.4	In the event of Strategic Sale Exit by the Investor, the Investor shall provide representations and warranties and indemnity only in relation to the title of KDCF Investor CCDs.

16.5	In the event the Investor decides not to sell the KDCF Investor CCDs by way of Strategic Sale Exit, the Strategic Investor shall have the right to renegotiate with the Investor only with respect to the Exit Period and the Exit Long Stop Date. If the exit period and the exit long stop date as proposed by the Strategic Investor is not acceptable to the Investor, then the Strategic Investor shall have the obligation to acquire all of the KDCF Investor CCDs at Strategic Sale Exit Price. The Investor shall not bear and pay all the expenses and costs incurred in connection with such Capital Raise and Strategic Sale Exit by the Investor (as applicable).

17.	EXIT RIGHTS

17.1	The Company shall (HoldCo shall cause the Company to) appoint Investment Banker(s) to facilitate exit to the Investor between October 31, 2025, and October 31, 2027 (“Exit Period”).

17.2	The Investor will leverage its capital market experience to introduce Investment Banker(s) and shall cooperate with the Company in the appointment thereof.

17.3	The Board shall constitute a committee of the Board (“IPO Committee”) to take decisions pertaining to evaluating the below mentioned exit routes for the Investor. The Investor shall have the right to appoint an Investor representative as a member of the IPO Committee (“IPO Committee Member”). Once the IPO Committee Member is appointed as aforesaid, detailed notices, agenda etc., shall be provided to such IPO Committee Member prior to any such IPO Committee meeting and for all meetings of the IPO Committee the presence of the IPO Committee Member shall be required for the purposes of achieving quorum and no decision may be taken by the IPO Committee, in relation to any of the matters considered by it, without having obtained the approval of the IPO Committee Member, except if the IPO Committee Member fails to attend 2 (two) consecutive adjourned meetings, provided that a period of 10 (ten) days has been given between the adjourned meetings and detailed notices, agenda etc., has been delivered to such IPO Committee Member / Investor.

17.4	The choice of the exit route shall be made by the IPO Committee (defined hereinafter) as per the recommendation of the Investment Banker(s) and will include evaluating the following options:

(i)	Qualified IPO; or

(ii)	Alternate Listing.

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17.5	Qualified IPO: In the event the exit to the Investor is by way of a Qualified IPO, then the following clauses shall apply:

17.5.1.	Conduct of Qualified IPO

(i)	The Parties agree and acknowledge that all other material terms of the Qualified IPO (including in relation to kinds of Securities proposed to be issued/offered, the portion of fresh issuance or portion of secondary sale under the Qualified IPO, IPO Indicative Price Bands (defined hereinbelow), size of the Qualified IPO and terms of the prospectus) shall be discussed and approved by the IPO Committee, in consultation with the Investment Banker(s).

(ii)	The Company shall on the recommendation of the IPO Committee for undertaking the Qualified IPO as contemplated under the DSA, appoint 3 (three) Investment Bankers. Each of the Investment Banker shall provide an indicative price band for the Qualified IPO which indicative price band shall have a floor price and a cap price (“IPO Indicative Price Bands”).

(iii)	The Qualified IPO may be by means of issue of new Securities of the Company and/or an offer for sale of Securities held by the Shareholders of the Company (“OFS”), as may be approved by the IPO Committee. The Investor shall be obligated to mandatorily offer all securities held by it in the Company for sale as part of the OFS, provided that the Promoter Group or any other investor in Company (such as Business Partner) or any other pre-IPO investors to whom Securities have been issued pursuant to the mutual consent of the Parties, are offering (in the aggregate) at least 5% (five per cent) of the share capital of the Company for sale as part of the Qualified IPO.

(iv)	In connection with any Listing Application and Qualified IPO pursuant to this Clause 17.5, each Shareholder shall use its voting rights, at Board or Shareholders’ meetings:

(a)	to procure that the Company shall prepare a prospectus or admission document in respect of such Listing Application and apply to the relevant Recognised Stock Exchange (or any government or regulatory authority having jurisdiction over such Recognised Stock Exchange) for admission for trading of the Securities (or, as applicable all the issued share capital of the Company) and shall use reasonable endeavours to cause such Listing Application to become effective as promptly as practicable after application thereof within such time period as may be approved by the Board as recommended by the Investment Banker; and

(b)	to take all actions necessary, and also to cause the Company to take such action as required by the Applicable Law or regulation (including any requirements of the Recognised Stock Exchange) on which the Securities will be listed, or as shall be advised by the Investment Banker in relation to such Qualified IPO, as being required for the Qualified IPO.

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(v)	In the event the Company undertakes a Qualified IPO, the HoldCo shall cooperate to facilitate the Qualified IPO, including without limitation with respect to: (a) the exercise of its voting rights at relevant Shareholder meetings, and (b) causing all its nominated Directors to execute all documents as required by the Company from time to time in connection with the Qualified IPO.

(vi)	Lock in of HoldCo shares: The HoldCo shall contribute such percentage as may be required as per the Applicable Laws to enable the Qualified IPO towards minimum promoters’ contribution as required under Regulation 16 of Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2018, as amended from time.

(vii)	The Company shall bear and pay all the expenses incurred in connection with the Qualified IPO, including without limitation all registration, filing and qualification fees, and printing, legal and accounting fees and disbursements.

17.6	In the event the exit to the Investor is by way of Alternate Listing, HoldCo shall use its voting rights, at Board or Shareholders’ meetings to procure that the Company shall prepare a prospectus or admission document in respect of such Alternate Listing and apply to the relevant exchange (or any government or regulatory authority having jurisdiction over such exchange) for such Alternate Listing and shall cause such Alternate Listing to become effective promptly, or within such time period as may be approved by the IPO Committee on the recommendation of the Investment Banker; and to take all actions necessary or advised by the Investment Banker, and to cause the Company to take such other action as required by the Applicable Law or regulation (including any requirements of the exchange) on which such Alternate Listing will be undertaken. Additionally, HoldCo shall cooperate to facilitate the Alternate Listing, including without limitation with respect to: (i) the exercise of its voting rights at relevant Shareholder meetings; and (ii) causing its nominated Directors to execute all documents as required by the Company from time to time in connection with such Alternate Listing. For the purpose of this DSA, “Alternate Listing” shall mean that the Company / HoldCo and/ or the Promoter Group shall either set up or through third party vehicles like REIT/ InVIT or similar fund raising vehicles/ entities in India, Singapore, United States of America or any other alternate exchange with Investor’s approval, provide exit to the Investor. All the conditions agreed to in relation to Qualified IPO shall also become applicable to Alternate Listing, for Parties to achieve the commercial intent as agreed to in Clause 17.5.

17.7	It is agreed and understood by the Parties that if the Company does not provide / has not provided, the Investor with exit by way Qualified IPO or Alternate Listing on or before October 31, 2029 (“Exit Long Stop Date”), then such non-exit to the Investor shall not be considered as an Event of Default, however, such non-exit to the Investor shall result in the following provisions becoming applicable. The Investor shall have the following rights (notwithstanding anything in these presents to the contrary) upon expiry of 90 (ninety) days from the Exit Long Stop Date:

17.7.1.	to appoint a Nominee Director on the Board of the Company or retain the rights to appoint Investor Observer.

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17.7.2.	Investor prior approval shall be required in the event of the following:

(a)	Borrowings obtained (secured or unsecured) and incurring any indebtedness or making any prepayments or giving any guarantee by the Company, except for an amount of upto INR 30,00,00,000 (Rupees thirty crores only) on account of completion of existing projects of the Company;

(b)	Any change in the authorised, issued, paid-up, subscribed equity or preference capital structure of the Company or amendment thereof (including issuance of any securities by the Company), or any re-organization or reclassification of the capital structure of the Company, redemption, repurchase or buyback or other cancellation of any securities of the Company or the creation of any Subsidiary and any intermediate holding company or joint venture, whether by acquisition of otherwise or modification to the terms of any joint venture or strategic alliance;

(c)	Any new capital expenditure by the Company in a financial year, except for an amount of upto INR 30,00,00,000 (Rupees thirty crores only) on account of existing and committed capital expenditure for completion of existing projects of the Company.

18.	TERMINATION

18.1	Termination

This Agreement shall terminate upon earlier of the following:

18.1.1.	By the mutual written agreement of all the Parties;

18.1.2.	At the option of Investor if the First Closing does not occur in accordance with Clause 8 to the satisfaction of the Investor;

18.1.3.	Upon conversion of all the KDCF Investor CCDs as may be required under Applicable Law including upon consummation of the Qualified IPO pursuant to listing of the securities of the Company, except (subject to Applicable Laws) the right to appoint an Investor Observer and information rights as contemplated in Clauses 12.11 and 12.4 in case of termination under Clause 18.1.3, 18.1.4 and 18.1.5, provided that such rights shall fall away upon the Investor ceasing to hold any KDCF Investor CCDs and/or equity shares of the Company;

18.1.4.	If any action has been taken other than as provided under this Agreement, any order has come into effect, or any Applicable Law has been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement, which would restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated hereby or which prevents Investor from exercising its rights under this Agreement;

18.1.5.	In the event of Strategic Sale Exit, as contemplated under Clause 16 in this DSA, where the Investor has sold all of its KDCF Investor CCDs pursuant to such Strategic Sale Exit; or

18.1.6.	With respect to the Investor, upon the Investor ceasing to hold any KDCF Investor CCDs and/or equity shares of the Company.

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18.2	Accrued Rights

Clause 18.1 shall not affect the rights or obligations of any Party which have accrued prior to termination. Any termination of this DSA shall be without prejudice to any rights and obligations accrued or incurred prior to the date of such termination.

19.	CONFIDENTIALITY

19.1	Each Party hereby agrees that any Confidential Information obtained by such Party (the “Receiving Party”) which is, or would reasonably be perceived to be, proprietary to any other Party (the “Disclosing Party”) or otherwise confidential, will not be disclosed without the prior written consent of the Disclosing Party; provided that any information shall not be deemed proprietary or confidential if: (i) such information is now or subsequently becomes publicly known or available by publication, commercial use or otherwise, through no fault of the Receiving Party; (ii) such information was previously known by the Receiving Party at the time of disclosure from a source other than the Disclosing Party without violation of an obligation of confidentiality; (iii) such information is independently developed by the Receiving Party without the use of any confidential or proprietary information; (iv) such information is lawfully obtained by the Receiving Party from a third party without violation of a confidentiality obligation; or (v) the Disclosing Party agrees in writing that such information may be disclosed by the Receiving Party.

19.2	Notwithstanding Clause 19.1, the Receiving Party may disclose Confidential Information: (i) to employees of the Receiving Party, legal advisors, auditors and any third party (for discharge of any professional duties/assignment) that is under an obligation of confidentiality to the Company; (ii) to the extent to which it is required to be disclosed pursuant to Applicable Law or any litigation, action, suit, charge hearing, claim, petition, legal quasi-judicial, administrative, regulatory, arbitration or other alternative dispute resolution proceedings or investigations by any Governmental Authority or other similar requirements provided that, wherever legally permitted, the Disclosing Party is given prior written notice of such disclosure in order to allow it to exercise and/ or enforce its rights hereunder; and (iii) in accordance with the terms of this DSA.

19.3	Notwithstanding any other provision of this DSA, the rights and obligations of the Parties under this Clause 19 shall survive for 3 (three) years following termination of this DSA.

20.	INDEMNITY

20.1	The Company and HoldCo (collectively, the “Indemnifying Parties”) shall, on a joint and several basis, hereby indemnify, defend and hold harmless each of the Investor, Debenture Trustee and their respective directors, officers, representatives and employees (collectively, the “Indemnified Parties”) from and against any and all Losses arising out of/as a result of:

20.1.1.	The Warranties under this Agreement being false or untrue or misleading; and/ or

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20.1.2.	Breach of covenants as set out in Clauses 12.1, 12.2, 12.4.4 and 12.12.

20.1.3.	Upon occurrence of Material Adverse Effect as a result of events set out in Schedule X.

20.1.4.	The exercise of any of the rights by the Investor under this DSA and any of the Transaction Documents as a result of any breach or non-performance of any obligations of the Company under the DSA.

20.2	The HoldCo hereby indemnifies, shall defend and hold harmless each of the Indemnified Parties from and against any and all Losses arising out of any misrepresentation or inaccuracy in any of its representations, warranties or other undertakings given by the HoldCo, contained in this Agreement.

The Indemnifying Party shall forthwith upon receipt of any notice from any Indemnified Party in relation to the aforesaid pay over to and make good to Indemnified Party all the sums and amounts as may be claimed by the Indemnified Party in this regard from the Indemnifying Party and all such amounts shall form part of Secured Obligations and in case of failure on part of the Indemnifying Party to make payment of the same, the Indemnified Party shall be entitled to recover them from the Security in accordance with the Security Documents. However, in the event that any notice is received by the Indemnified Party from a third party, for which the Indemnified Party are indemnified hereunder, the Indemnified Party shall consult with the Indemnifying Party before discharge of the said claim and in the event that the Indemnifying Party in good faith states and is able to prove to the Indemnified Party that the claim can be contested, the Indemnified Party shall in consultation with the Indemnifying Party contest the said claim at the cost and expense of the Indemnifying Party and the Indemnifying Party shall keep the Indemnified Party fully indemnified in such proceedings. Further, in the event that even after contesting the claim, the liability subsists, the Indemnifying Party shall forthwith pay the same directly to the concerned third party and in the event that for any reason the Indemnified Party has to discharge the said claim the Indemnifying Party shall forthwith pay over to and make good to the Indemnified Party all of the said amounts and all such amounts shall form part of Secured Obligations and in case of failure on part of the Indemnifying Party to make payment of the same, the Indemnified Party shall be entitled to recover them from the enforcement of the Secured Interest in accordance with the Security Documents.

20.2A. The Parties agree and acknowledge that in the event of any and all tax liabilities, interests and penalties arising due to: (i) any withholding tax credit for Financial Year 2021 not being granted to or allowed to the Company by any Governmental Authority for such withholding credit which is reflected in form 26AS of the HoldCo including any interest and penalty thereof; (ii) any tax liability that may accrue or arise pursuant to the transfer of data centre Business from the HoldCo to the Company not being classified as slump sale; and (iii) any withholding tax liability that may arise or accrue for the Financial Year 2021, if the amounts received and/or receivable by the Company from the HoldCo for various operational items relating to the data centre Business is treated as a deemed dividend by Governmental Authority, then the enterprise value of the Company shall be adjusted to the extent of the amounts paid towards such tax liabilities, interests and penalties, as reflecting in the books of accounts of the Company, while computing the Equity Valuation of the Company for the purpose of determining the Conversion Ratio.

The obligation of the Indemnifying Party to indemnify and hold harmless the Indemnified Party in case of claims under this Clause 20.2A shall continue in full force and effect until the expiration of 8 (eight) years from the end of the financial year in which the Closing Date occurred.

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20.2 B.	In addition to the indemnity obligation of the HoldCo as set out in Clause 20 of this DSA, the HoldCo additionally hereby indemnifies and agrees to hold harmless the Company, its Affiliates, and their respective directors, officers and employees against and in respect of any and all claims, actions, demands, losses, damages, liability and/or judgments (including attorney’s fees and expenses) which may incur or may be incurred by the Company as a reason of or resulting or arising from or in relation to any tax liabilities arising out of and pertaining to the period up to the Closing Date, including any liabilities with respect of any and all the customer contracts including but not limited to the master service agreements entered into with the customers by the HoldCo, transfer of the data centre Business from the HoldCo to the Company, and all Taxes (including any contingent liabilities waived off previously or any other levy, by whatever named called) imposed by any Governmental Authority which may arise out of past non-compliances or non-payment of Taxes by the HoldCo and/or the Company under Applicable Laws or any tax incidence arising on the Company in relation to subscription of Investor CCDs in furtherance of transfer of the data centre Business from the HoldCo to the Company based on the Applicable Laws as on the Closing Date.

20.3	The indemnification rights of the Indemnified Parties under this DSA are independent of, and in addition to, such other rights and remedies as the Indemnified Parties may have at law or in equity or otherwise, including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

21.	GOVERNING LAW

This DSA shall be governed and interpreted by, and construed in accordance with, the laws of India. Subject to Clause 22, the courts in Chennai, India shall have exclusive jurisdiction in relation to any Dispute.

22.	DISPUTE RESOLUTION

The Parties hereby irrevocably agree:

22.1.	That any dispute connected to, arising out of or relating to this DSA (“Dispute”) shall be first sought to be settled by mutual discussions between the disputing Parties, pursuant to a written notice sent by the Party claiming that a Dispute has arisen to the other Parties involved in the Dispute, and to the Company, which notice shall contain the details of the Dispute. In the event that the Dispute cannot be settled by mutual discussions between the Parties within a period of 30 (thirty) Business Days from the receipt of the notice by the other Parties involved in the Dispute, the Party sending the notice may commence arbitration proceedings under the Arbitration and Conciliation Act, 1996, as amended and enacted from time to time (“Arbitration Act”). The Arbitration Act is deemed to be incorporated by reference in this Clause 22.

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22.2.	each Party to the Dispute shall appoint 1 (one) arbitrator each, subject to the following:

22.2.1.	If the Company and the HoldCo are Parties to a Dispute, they shall jointly appoint 1 (one) arbitrator; and

22.2.2.	If the total number of arbitrators appointed for a Dispute in the manner set out above, results in an even number of arbitrators, then the arbitrators so appointed shall jointly appoint 1 (one) more arbitrator (the “Arbitral Tribunal”). The Arbitral Tribunal shall decide any such Dispute strictly in accordance with the governing law specified in Clause 21 (Governing Law).

22.3.	The award of the Arbitral Tribunal shall be conclusive and may be enforced in any other jurisdiction by suit on or by proceedings in execution of the judgment. Nothing herein shall affect the right of the Investors to commence legal proceedings for interim reliefs as contemplated under the Arbitration Act.

22.4.	All costs and expenses incurred by a Party under this Clause 22 shall be payable by such Party as may be determined by the Arbitral Tribunal.

22.5.	The seat and venue of arbitration shall be Chennai and the language to be used in the arbitral proceedings shall be English.

22.6.	Any award made by the Arbitral Tribunal shall be final and binding on each of the Parties that were parties to the Dispute. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

22.7.	Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

22.8.	When any Dispute occurs and is under arbitration, except for the matters under Dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective duties and obligations, under this Agreement.

23.	FURTHER ASSURANCES

Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full force and effect to the provisions of this DSA.

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24.	NOTICES

24.1	Any notice or other writing to be given by any Party to the other Parties in connection with or under this DSA or for the purposes of this DSA shall be in writing and in English. Any such notice may be given by personal delivery or by courier or by fax (followed by courier) or by electronic email (followed by courier) addressed as follows:

If to the Company:

Attention: V. Ramanujan, Chief Financial Officer

Address: “Tidel Park”, 2nd Floor, No.4, Rajiv Gandhi Salai, Taramani, Chennai – 600 113

Telephone: 044-22540770

E-mail: ramanujan.veeraghavan@sifycorp.com

If to the HoldCo:

Attention: S. Athmanandha Perumal, Head Legal

Address: “Tidel Park”, 2nd Floor, No.4, Rajiv Gandhi Salai, Taramani, Chennai – 600 113

Telephone: 044-22540770

E-mail: athmanandha.perumal@sifycorp.com

If to the Investor:

Attention: Mr. Eshwar Karra

Address: 27 BKC, 7th Floor, Plot No. C-27, G Block, Bandra Kurla Complex, Bandra East, Mumbai – 400051

Telephone: 022-43360704

E-mail: eshwar.karra@kotak.com

or to such other address as any Party shall designate by written notice to the other Parties and shall be deemed to be given only when delivered by personal delivery or by courier or by fax (followed by courier) or by electronic mail (followed by courier) at the abovementioned address. The effective date of any notice shall be the earlier of: (i) actual receipt; and (ii) deemed receipt as detailed below in Clause 24.2.

24.2	Any notice pursuant to this Clause 24 is deemed given:

24.2.1.	If delivered personally: on the date of delivery provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day in the country of the recipient following such day;

24.2.2.	If delivered by courier: 2 (two) days after being mailed by courier, provided such day is a Business Day failing which the immediately following Business Day;

24.2.3.	If transmitted by fax: on the date of transmission provided that, if transmission is after business hours, then the notice shall be deemed to have been given and received on the next Business Day in the country of the recipient following the date of transmission; or

24.2.4.	If transmitted by email (and wherever required, followed by courier): 3 (three) days after being mailed by courier, provided such day is a Business Day failing which the immediately following Business Day.

24.3	All notices, counter notices or other instruments or designations delivered by any Investor in relation to this DSA shall be effective if, signed by the Investor’s representative.

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25.	COSTS AND EXPENSES

25.1	Each Party is responsible for any costs and expenses incurred by it in relation to the execution of this DSA and any transactions contemplated hereunder. The Company shall be responsible for the payment of any and all stamp duties related to: (i) the execution of this DSA; and (ii) the issue and allotment of the Series 4 CCD and Series 5 CCD, under the terms of this DSA.

25.2	The Restated Charter Documents of the Company shall be amended to appropriately reflect the provisions of this DSA.

26.	ASSIGNMENT

26.1	Each of the Company, the HoldCo and each of the Shareholders of the HoldCo shall not be entitled to, nor shall it purport to Transfer all or any of its respective rights and/or obligations under this DSA nor grant, declare, create or dispose of any right or interest in it, in whole or in part or create an Encumbrance.

26.2	The Investor shall be entitled to assign/Transfer the KDCF Investor CCDs, its rights, duties, benefits and obligations under this DSA to any Person who shall have acquired KDCF Investor CCDs from the Investor in accordance with the terms of this DSA subject to execution of a Deed of Adherence for Investor Transferee by such Person.

26.3	This DSA shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns, executors and administrators.

27.	WAIVER

No waiver of any right under this DSA shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given. No delay or omission by any Party in exercising any right or remedy provided by the Applicable Law or under this DSA shall constitute a waiver of such right or remedy. The single or partial exercise of a right or remedy under this DSA shall not preclude any other nor restrict any further exercise of any such right or remedy.

28.	AMENDMENTS

This DSA may not be amended, modified or supplemented except by a written instrument executed by each of the Parties. The charter documents shall be amended as appropriate and subject to the Shareholder’s approval to reflect any such agreed variation.

29.	NO PARTNERSHIP

No Party shall act as an agent of the other Party or have any authority to act for or to bind the other Party.

30.	RESERVATION OF RIGHTS

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this DSA shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision. Any waiver or acquiescence by any Party of any breach of any of the provisions of this DSA shall not be construed as a waiver or acquiescence of any right under or arising out of this DSA or of the subsequent breach, or acquiescence to or recognition of rights other than as expressly stipulated in this DSA.

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31.	INDEPENDENT RIGHTS

Subject to the terms of this DSA, each of the rights of the Parties are independent, cumulative, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this DSA or otherwise; provided that where different rights are created as a result of or on account of a single cause of action, where a Party has achieved complete remedy by pursuing one course of action, such Party shall not be entitled to pursue other causes of action to seek further remedies for the same cause of action.

32.	ENTIRE AGREEMENT

This DSA along with the other Transaction Documents sets out the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and extinguishes any and all prior discussions, correspondence, arrangements or agreements between the Parties hereto with respect to the matters contained in this DSA or in the Transaction Documents, whether in oral or in writing (tacit, moral or otherwise).

33.	PARTIAL INVALIDITY

If any provision of this DSA or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent for any reason including by reason of any Applicable Law, the remainder of this DSA and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this DSA shall be valid and enforceable to the fullest extent permitted by Applicable Law. Any invalid or unenforceable provision of this DSA shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the invalid and unenforceable provision.

34.	COUNTERPARTS

This DSA may be executed in 1 (one) or more counterparts, each of which when so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this DSA by signing any 1 (one) or more of such originals or counterparts. This DSA may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or ..pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

35.	LAST PARTY EXECUTION

This DSA shall be deemed to have been executed and shall come into force on the date when it is accepted and executed by the Company, who shall be the last party executing this DSA.

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36.	SURVIVAL

The following Clauses shall survive the termination of this DSA:

(i)	Clause 1 (Definitions and Interpretation);

(ii)	Clause 18 (Termination);

(iii)	Clause 19 (Confidentiality);

(iv)	Clause 20 (Indemnity);

(v)	Clause 21 (Governing Law);

(vi)	Clause 22 (Dispute Resolution);

(vii)	Clause 24 (Notices);

(viii)	Clause 25 (Costs and expenses);

(ix)	Clause 36 (Survival).

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have subscribed their signatures to this DSA on the date first above mentioned.

SIGNED and DELIVERED	)
By	)
Sify Infinit Spaces Limited	)
By	)
)
Name: V Ramanujan	)
)
Designation: CFO	)

Debenture Subscription Agreement entered into between Sify Infinit Spaces Limited, Sify Technologies Limited and Kotak Data Center Fund

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have subscribed their signatures to this DSA on the date first above mentioned.

SIGNED and DELIVERED	)
By	)
Sify Technologies Limited,	)
By	)
)
Name: S. Athmanandha Perumal	)
)
Designation: Legal Head	)

Debenture Subscription Agreement entered into between Sify Infinit Spaces Limited, Sify Technologies Limited and Kotak Data Center Fund

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have subscribed their signatures to this DSA on the date first above mentioned.

SIGNED and DELIVERED	)
By	)
Kotak Data Center Fund	)
Represented by Kotak Investment Advisors Limited	)
)
Authorized Signatory	)
)
Name: Eshwar Karra	)
)
)
And	)
)
)
)
Authorized Signatory	)
)
)
)
)
)
Name: Rahul Shah	)

Debenture Subscription Agreement entered into between Sify Infinit Spaces Limited, Sify Technologies Limited and Kotak Data Center Fund

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SCHEDULE I

Details of the Investor

Name	Address	PAN Card	Demat Account Details
Kotak Data Center Fund	27 BKC, 7th Floor, Plot No. C-27, G Block, Bandra Kurla Complex, Bandra East. Mumbai – 400051	AAETK9797N	Will be separately intimated by the Investor to the Company in writing.

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SCHEDULE II

Part A

Details of the shareholding pattern on the Execution Date

Name of Instrument Holder	Instrument Type	No. of Units	Face Value of Instrument (INR)	Paid up Value per Instrument (INR)	Paid up Capital (INR)
Sify Technologies Limited	Equity Shares	505,000,000	10	10	5,050,000,000
Kotak Special Situations Fund – Series 1 CCDs	Compulsorily convertible secured debentures	20,000,000	100	100	2,000,000,000
Kotak Special Situations Fund – Series 2 CCDs	Compulsorily convertible secured debentures	20,000,000	100	100	2,000,000,000
Sify Technology Limited - Series 2 CCDs (Issued in FY22)	Compulsorily convertible secured debentures	10,000,000	100	100	1,000,000,000
Sify Technology Limited – (Issued in FY23)	Compulsorily convertible secured debentures	2,250,000	100	100	225,000,000
Sify Technology Limited - Series 3 CCDs (Issued in FY23)	Compulsorily convertible secured debentures	10,000,000	100	100	1,000,000,000

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Part B

Details of the shareholding pattern on the Closing Date

Name of Instrument Holder	Instrument Type	No. of Units	Face Value of Instrument (INR)	Paid up Value per Instrument (INR)	Paid up Capital (INR)
Sify Technologies Limited	Equity Shares	505,000,000	10	10	5,050,000,000
Kotak Special Situations Fund – Series 1 CCDs	Compulsorily convertible secured debentures	20,000,000	100	100	2,000,000,000
Kotak Special Situations Fund – Series 2 CCDs	Compulsorily convertible secured debentures	20,000,000	100	100	2,000,000,000
Sify Technology Limited - Series 2 CCDs (Issued in FY22)	Compulsorily convertible secured debentures	10,000,000	100	100	1,000,000,000
Sify Technology Limited – (Issued in FY23)	Compulsorily convertible secured debentures	2,250,000	100	100	225,000,000
Sify Technology Limited - Series 3 CCDs (Issued in FY23)	Compulsorily convertible secured debentures	10,000,000	100	100	1,000,000,000
Kotak Data Center Fund – Series 4 CCDs	Compulsorily convertible secured debentures	48,000,000	100	100	4,800,000,000
Kotak Data Center Fund – Series 5 CCDs	Compulsorily convertible secured debentures	12,000,000	100	100	1,200,000,000

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SCHEDULE III

Conditions Precedent

The Company shall provide/fulfil (cause to provide/ fulfil) the following documents/conditions prior to the First Closing Date and shall provide (cause to provide) all necessary confirmations or the documents and/or evidence of compliance with the said conditions:

Part A: Conditions Precedent I

1.	A certified true copy of:

(i)	the certificate(s) of incorporation and if applicable, certificate(s) of commencement of business of the Company;

(ii)	the Memorandum of Association of the Company; and

(iii)	the Articles of Association of the Company.

2.	A certified true copy of the resolutions of the Board of Directors of the Company inter alia approving the issue of Series 4 CCD and Series 5 CCD in accordance with the Transaction Documents, convening a general meeting of the Shareholders to approve the issuance of Investor Series 4 CCD and Investor Series 5 CCD by way of special resolution and opening of a separate bank account for receipt of funds.

3.	A certified true copy of the special resolution passed by the shareholders of the Company under Sections 42, 62, 71 and 180 and other relevant sections of the Act.

4.	Certified list of the names, titles and specimen signatures of the Persons authorised to approve and execute the Transaction Documents.

5.	A certificate from an authorised officer / company secretary of the Company, certifying compliance with Section 185 of the Act, as applicable.

6.	A certificate from an authorised officer / company secretary of the Company, certifying compliance with Section 186 of the Act, as applicable.

7.	A certificate from an authorised officer / company secretary of the Company, certifying compliance with Section 188 of the Act, as applicable.

8.	Certificates signed by the authorised officer of Company, providing their shareholding pattern on or about the date of issuance of CP Satisfaction Letter I to the Investor.

9.	Certificates signed by the authorised officer of Company, providing its list of directors on or about the date of issuance of CP Satisfaction Letter I to the Investor.

10.	Certified true copy of the register of charges of the Company.

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11.	Execution, registration (as may be necessary), notarization (as may be necessary) and stamping (as may be necessary) of the following Transaction Documents in the form and format as acceptable to the Company and to the Investor:

(i)	the Disclosure Letter (if any) including disclosure documents as accepted by the Investor;

(ii)	this DSA; and

(iii)	Other Transaction Documents (other than the Debenture Trustee Agreement and Security Documents); and
(iv)	Any other document as may be agreed between the Company and Investor.

12.	Due and valid execution and/or issuance of any documents, notices, communications and agreements that may be required under any of the Transaction Documents to be executed on or prior to the subscription of Series 4 CCD and Series 5 CCD by the CCD Holders.

13.	The Company shall have paid the Investor/Debenture Trustee, all other fees and expenses as is payable prior to the Closing Date.

14.	The Company shall have intimated all lenders in connection with the execution and delivery of the Transaction Documents, creation of Security and the consummation of the transactions / obligations contemplated under the Transaction Documents and shall have submitted a copy of the same to the Investor/ Debenture Trustee.

15.	The Company shall have obtained all consents, waivers, approvals, permissions and authorizations from any Governmental Authorities and other Persons (other than lenders) which are required in connection with the execution and delivery of the Transaction Documents, creation of Security and the consummation of the transactions / obligations contemplated under the Transaction Documents and shall have submitted a copy of the same to the Investor/ Debenture Trustee. If no such consent is required by the Company, the directors of the Company shall confirm the same in writing.

16.	Completion of all ‘Know Your Customer’ compliances of the Company to the satisfaction of the Investor and Debenture Trustee and submission of all documents relating to the Company as required by the Debenture Trustee or the Investor for completion of ‘Know Your Customer’ checks.

17.	The Company shall have filed Form MGT 14 reporting the board resolution in relation to issue of KDCF Investor CCDs and the shareholders resolution(s) of the Company under Section 42, 62, 71 and 180 of the Act with the relevant ROC.

18.	The Company shall have submitted to the Investor/Debenture Trustee the audited accounts of the Company (including details of all contingent liabilities), for the Financial Year ending on March 31, 2023.

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19.	Legal opinion of the legal counsel on the validity and enforceability of the Transaction Documents, shall have been obtained to the satisfaction of the Investor/Debenture Trustee.

20.	The amendment to the charter documents of the Company to reflect the provision(s) of the Transaction Documents to the satisfaction of the Investor, to be in Agreed Form.

21.	The Company shall have submitted to the Investor, the order of National Company Law Tribunal approving the amalgamation of PIPL into the Company.

Part B: Conditions Precedent II

22.	The Company shall have completed all formalities relating to the preferential issuance of the CCDs by the Company to the Investor required under the Act, including issuance of the duly approved offer letter in Form PAS-4 (or such other form as may be required by the Act) to the Investor, pursuant to completion of the condition precedent in paragraph 16 above;

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SCHEDULE IV

Terms and Conditions of the KDCF Investor CCDs

The terms and conditions set out in this Schedule IV form an integral part of the terms and conditions of the KDCF Investor CCDs are deemed to be incorporated in the body of this DSA:

1.	Compulsorily Convertible Debentures

(i)	4,80,00,000 (four crore eighty lakhs) Series 4 CCDs having face value of INR 100 (Rupees one hundred only) each with an aggregate value of INR 480,00,00,000 (Rupees four hundred and eighty crores only) issued by the Company and subscribed to by the Investor at the time of First Closing.

(ii)	1,20,00,000 (one crore twenty lakhs) Series 5 CCDs having face value of INR 100 (Rupees one hundred only) each with an aggregate value of INR 120,00,00,000 (Rupees one hundred and twenty crores only) issued by the Company and subscribed to by the Investor at the time of First Closing.

(iii)	KDCF Investor CCDs shall not be considered secured for the purposes of the Act; however, KDCF Investor CCDs shall be considered secured for contractual purposes.

2.	Definitions

In this Schedule IV, capitalized terms, unless defined herein shall have the meanings ascribed to them in this DSA.

3.	Rank of KDCF Investor CCD

The KDCF Investor CCDs shall rank senior to all other classes of CCDs, compulsory convertible preference shares and equity shares currently issued and allotted by the Company or as may be issued and allotted in future, provided that this shall rank pari-passu with: (i) KSSF CCDs; and (ii) the Promoter CCDs, and are issued on same terms and same or higher valuation as the KDCF Investor CCDs.

4.	Non-Marketable

The KDCF Investor CCDs shall be freely transferable.

5.	Coupon

5.1	On each Series 4 CCD, the Investor shall be entitled to 6% (six per cent) per annum coupon (“Coupon”), payable half yearly on the Investor Series 4 CCD Subscription Amount calculated from the date of allotment of the Investor Series 4 CCD to the Investor by the Company till the Investor holds the KDCF Investor CCDs or till conversion of KDCF Investor CCDs.

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5.2	The Coupon shall become due and payable by the Company to the Investor on half yearly basis, on September 30 and March 31 of each Financial Year (“Coupon Payment Dates”). In the event the Company defaults in payment of the Coupon, in full or part, on the Coupon Payment Date for any reason whatsoever, then the Company shall be liable to pay Default Interest from the date of occurrence of default in payment of the Coupon on the total amount invested by the Investor against the KDCF Investor CCDs and unpaid Coupon on such investment amount till the non-payment is not cured to the satisfaction of the Investor.

5.3	With respect to Series 5 CCD, the Investor shall be entitled to the 6% (six per cent) Coupon payable half yearly on the Investor Series 5 CCD Subscription Amount calculated from the date of allotment of the Investor Series 5 CCD to the Investor by the Company till the Investor holds the KDCF Investor CCDs or till conversion of KDCF Investor CCDs.

5.4	If there is any default in payment of the Coupon, the 6% (six per cent) Coupon shall be escalated to such a coupon which would entitle the Investor to ***% (*** per cent) IRR with respect to all of the KDCF Investor CCDs from the date of allotment and subscription of the relevant KDCF Investor CCD till the receipt of all the monies due and payable to the Investor in accordance with the terms of this DSA and the other Transaction Documents. All the other provisions of this paragraph shall continue to apply in relation to accrual and payment of the Coupon.

6.	Conversion

6.1	The KDCF Investor CCD shall be fully, mandatorily, compulsorily and automatically converted into equity shares, upon the earlier of: (i) March 31, 2033 without any act or application by the Investor (“Conversion Long Stop Date”); or (ii) the filing by the Company of a prospectus with the Securities and Exchange Board of India or for any Alternate Listing or the ROC or any stock exchange in relation to an initial public offering of the equity shares of the Company; or (iii) at any time as required by the Investor prior to the Conversion Long Stop Date.

6.2	Immediately upon the occurrence of any of the events mentioned in the paragraph 6.1, the Company shall convert the KDCF Investor CCD into equity shares (“KDCF Investor CCD Conversion Date").

6.3	On the KDCF Investor CCD Conversion Date, the Company shall allot and issue the requisite number of fully paid-up equity shares to the holder of KDCF Investor CCD as per KDCF Investor CCD conversion provisions set out in paragraph 7 below. It is clarified that the said conversion of such KDCF Investor CCDs will not require any act, application or approval by the Company (other than as required under Applicable Law and as set out herein) and the Company shall do all such acts and things as required under Applicable Law and shall cause its Board and its Shareholders to pass all resolutions to enable such conversion of KDCF Investor CCDs into equity shares of the Company.

6.4	KDCF Investor CCD, being compulsorily convertible into equity shares, shall stand extinguished upon conversion to equity shares and shall not be required to be redeemed.

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7.	Conversion Formula

7.1	The KDCF Investor CCDs shall be compulsorily converted on Conversion Long Stop Date at Investor Conversion Ratio.

7.2	The Investor Conversion Ratio shall be determined as below:

(i)	Series 4 CCD Conversion Ratio = ***.

(ii)	Series 5 CCD Conversion Ratio = 100 * (*** / Price Per Share – ***/ ***).

7.3	For the purpose of this DSA, the following capitalized terms shall have the respective meaning assigned to them below:

“Enterprise Value” means the enterprise value of the Company computed using a multiple of ***x on the EBITDA of Financial Year ending March 31, 2025;

“Equity Valuation” shall mean the Enterprise Value less Net Debt as on 31st March 2025;

“No. of Shares Outstanding” shall mean total number of equity shares of the Company as on March 31, 2025, taken on a Fully Diluted Basis assuming that the mergers of PIPL, PEL, SKVR and SDMSL with the Company as stipulated under Clause 12.12.13 has been consummated.

“Price Per Share” shall be equal to the following: (Equity Valuation – Investor Aggregate Accreted Amount) / No. of Shares Outstanding.

7.4	It is clarified that the fixed number of KDCF Investor CCDs shall be convertible, at any time from the Closing Date till Conversion Long Stop Date, into fixed number of equity shares of the Company as per the conversion formula set out in paragraph 7 and for this purpose, the conversion formula for the Series 5 CCD shall be determined immediately after finalization of the accounts of the Company for the Financial Year ending in March 31, 2025.

7.5	For the purpose of determining the conversion formula, the Company shall engage any Big Four Accounting Firms to evaluate, confirm and certify the Conversion Ratio (“Conversion Certificate”). Such evaluation shall not entail audit of the Financial Statements of the Company. It is further agreed that prior to the Financial Statements of the Company being approved by the Board, such number of equity shares of the Company to be issued shall be confirmed by the Investor basis the Conversion Certificate which shall remain valid, provided there is no change in the EBITDA used for conversion calculation and the EBITDA derived from audited Financial Statements.

7.6	In case of Exit Event or Strategic Sale Exit occurring before the end of the Financial Year ending on March 31, 2025, then the EBITDA for the Financial Year ending on March 31, 2025 shall mean the annualized EBITDA of the last quarter.

7.7	Illustration for determining Series 4 CCD Conversion Ratio and Series 5 CCD Conversion Ratio shall be set out in a separate letter agreement between the Parties.

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SCHEDULE V

Conditions Subsequent to Closing

The Company hereby irrevocably and unconditionally, and undertake to do (and cause to be done) the following within the following timelines as stipulated:

1.	The Company shall (and the HoldCo shall procure that the Company shall) duly file on the online portal of the Ministry of Corporate Affairs available at www.mca.gov.in, a return of allotment of the Series 4 CCD and Series 5 CCD, respectively, in the form prescribed under Form PAS-3 under the Companies (Prospectus and Allotment of Securities) Rules, 2014 (as amended from time to time) along with requisite fees provided under the Companies (Registration Offices and Fees) Rules, 2014 (as amended from time to time) and any other Person as may be necessary and required for the purposes of giving effect in Applicable Law to the issue and allotment of the Series 4 CCD and Series 5 CCD to the Investor and shall deliver copies of such duly filed forms (along with copies of the challan evidencing payment of statutory fees) to the Investor and Debenture Trustee no later than 15 (fifteen) days from the Closing Date.

2.	Within 180 (One Hundred and Eighty) days from the Closing Date, the Company shall pass a board resolution: (a) approving the Restated Charter Documents in the Agreed Form; and (b) convening a general meeting of the Shareholders of the Company to approve the adoption of the Restated Charter Documents.

3.	Within 180 (One Hundred and Eighty) days from the Closing Date, the Company shall pass Shareholders resolution, approving and resolving to adopt the Restated Charter Document, effective from First Closing Date.

4.	Within 180 (One Hundred and Eighty) days from the Closing Date, the Company shall file Form MGT-14 with the relevant ROC for the special resolution passed by the Shareholders, approving the Restated Charter Documents, along with requisite fees.

5.	Within 180 (One Hundred and Eighty) days from the Closing Date, the Company having passed Shareholders' resolution by way of special resolution approving the increase in the authorised share capital of the Company, if required, to accommodate the issuance of the equity shares upon conversion of the Series 4 CCDs and Series 5 CCDs in accordance with this DSA and for this purpose, making necessary amendments to the Restated Charter Documents in accordance with the provisions of the Act and making all requisite filings in this respect with the ROC.

6.	Within 14 (fourteen) Business Days from the Closing Date, deliver duly stamped debenture certificates, representing the Series 4 CCD and Series 5 CCD, in favour of the Investor.

7.	The Company shall ensure that within 30 (thirty) days from the Closing Date, the Series 4 CCD and Series 5 CCD are credited to the designated depository account of the Investor as specified in Schedule I to this DSA.

8.	Within a period of 30 (thirty) days from the Closing, the Company shall obtain, and deliver to the Investor or the Debenture Trustee, a certificate from a practicing chartered accountant, duly registered with the Institute of Chartered Accountants of India (ICAI) in accordance with the requirements of Chartered Accountants Act, 1949 certifying the actual end use of the proceeds of Series 4 CCD (or the relevant part thereof) and Series 5 CCD (or the relevant part thereof), which end use shall not be inconsistent with the purpose and the terms and conditions of this DSA. In case the funds are not fully utilised by such period, the Company shall provide the interim end use certificate within such date and an updated end use certificate no later than March 31, 2024.

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9.	The Company shall maintain Form PAS – 5 (as provided for under Rule 14 of the Companies (Prospectus and Allotment of Securities) Rules, 2014 and deliver to the Debenture Trustee and the Investor a copy of the same, within 7 (seven) days from the Closing Date.

10.	Within 30 (thirty) days from the Closing Date, the Company shall pass all such resolutions and take all such authorisations as are required for the purpose of appointment of the Debenture Trustee and execution of the Debenture Trustee Agreement.

11.	The Company shall have, within 30 (thirty) days from the Closing Date, obtained a consent letter from the Debenture Trustee conveying its consent to act as the debenture trustee.

12.	Within a period of 30 (thirty) days from the First Closing Date, the Company shall ensure execution of the Debenture Trustee Agreement, by the Company and the Debenture Trustee;

13.	Within a period of 180 (one hundred eighty) days from the First Closing Date, the Company shall undertake all the necessary actions and deeds to create and perfect the Security in favour of the Investor including, execution of Security Documents and passing of shareholders resolution under Section 180(1)(a) of the Act and the resolution of board of directors of the Company inter alia approving the creation of Security in accordance with the Transaction Documents in favour of the Investor and taking approval from the lenders, if any.

14.	The Company shall make all necessary filings including Form CHG-1, with the ROC with respect to the Secured Interest created under the Transaction Documents and deliver to the Debenture Trustee and the Investor, acknowledged copies of such filings along with payment challan for the same, within 10 (ten) Business Days from the creation of the Secured Interest and no later than 180 (one eighty) days from Closing Date.

15.	The Debenture Trustee shall make the CERSAI filings in respect of the Secured Interest created within 15 (fifteen) days from the date of creation of Secured Interest.

16.	The order of Maharashtra Industrial Development Corporation, recording amalgamation of PIPL into the Company and consequent transfer of the property situated at PIPL data center, Mumbai, in favour of the Company, to be provided to the Investor within 90 (Ninety) days from the date hereof.

17.	The Company shall execute, register, notarize, and duly stamp (as applicable) the following documents related to the immovable properties of the Company in Agreed Form:

a.	Document for transfer of Plot No. 41 situated at KIADB data center, Bangalore, in favour of the Company, before the Exit Event or Strategic Sale Exit;

b.	Deed of assignment by HoldCo, in favour of the Company, for property situated at Rabale 1 data center, Rabale 2 data center and Rabale 3 data center within 180 days from the date of Closing Date, after obtaining orders from Bombay High Court pending as on date.

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18.	The Company shall obtain all applicable consents, waivers, approvals, permissions and authorisations from the applicable banks/lenders or such entities, to create charge over the Secured Interest in favour of the Investor, in relation to any facilities availed by the Company/HoldCo, and submit a copy of the same to the Investor/ Debenture Trustee within 180 days from the date of Closing Date. If no such consent is required by the Company, the directors of the Company shall confirm the same in writing within a period of 180 days from the Closing Date.

19.	The Company to obtain all applicable consents, waivers, approvals, permissions and authorisations from the relevant banks and/or its lenders for execution and delivery of any and all Transaction Documents and the consummation of the transactions/ obligations contemplated under the Transaction Documents and submit a copy of the same to the Investor/ Debenture Trustee within a period of 180 days from the Closing Date. If no such consent is required by the Company, the directors of the Company shall confirm the same in writing within a period of 180 days from the Closing Date.

23.	The Company shall have provided to the Investor/Debenture Trustee, prior to the creation of Security (which shall be created within the timelines set out in this Agreement) a certificate issued by an independent reputable chartered accountant certifying that there are no proceedings pending before or initiated or threatened, by any Tax authority in respect of the Company, which could result in any Security being or becoming subject to any Tax claims pursuant to Section 281 of the Income Tax Act, 1961 and/or applicable provisions of the Central Goods and Services Tax Act, 2017, as amended from time to time.

24.	Amendment of the charter documents of the Company to reflect the provision(s) of the Transaction Documents to the satisfaction of the Investor, within 180 (One Hundred and Eighty) days from the Closing Date.

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SCHEDULE VI

Representations and Warranties of the Company

Part A

The Company and HoldCo hereby, jointly and severally, represent and warrant to the Investor as follows as of the date hereof and on each day until the Closing Date:

1.	Status

(i)	The Company and HoldCo:

(a)	is duly organised and validly existing company incorporated in India under the Act;

(b)	has power and authority to own its properties and assets and to transact the business in which it is engaged or proposes to be engaged;

(ii)	The Company and HoldCo has capacity to contract under the Indian Contract Act, 1872 and has the power to sue and be sued in its own name.

2.	Power and authority

(i)	The Company and HoldCo has full power and authority to execute and deliver the Transaction Documents (to which it is a party) and to complete the transactions contemplated thereby.

(ii)	The constitutional documents of the Company and HoldCo include provisions which authorises it to execute and deliver the Transaction Documents (to which it is a party) and exercise its rights and perform its obligations under the Transaction Documents (to which it is a party).

(iii)	The Company and HoldCo has obtained all necessary corporate authority for the due execution and delivery of this DSA and the other Transaction Documents (to which it is a party) and exercise its rights and perform its obligations under this DSA and the other Transaction Documents (to which it is a party).

3.	Binding obligations

The obligations expressed to be assumed by the Company and HoldCo in each of the Transaction Documents to which it is a party are legal, valid, binding and enforceable in accordance with the provisions of Applicable Law.

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4.	Non-conflict with other obligations

The entry into and performance by the Company and HoldCo of, and the transactions contemplated by, the Transaction Documents to which it is a party, do not and will not conflict with:

(i)	any Applicable Law or order, writ, injunction or decree of any court or Governmental Authority having jurisdiction over the Company;

(ii)	their respective constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of their assets,

5.	Validity and admissibility in evidence

All authorisations required or desirable to make the Transaction Documents to which the Company and HoldCo is a party, admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

6.	Compliance with Applicable Law

(i)	The Company and HoldCo has complied with all Applicable Law including but not limited to compliances with provisions set out in the Act in relation to the issuance of Debentures by the Company and creation of security interests in connection therewith, or such other instrument to which the Company and HoldCo is a party.

(ii)	The Company and HoldCo has complied in all material respects with all Applicable Law in relation to the conduct of its business or otherwise or by which they are bound in respect of the ownership of its assets and is not subject to any actual or threatened liability in writing, by reason of non-compliance with such Applicable Law or such other instrument.

(iii)	The Company and HoldCo has kept all necessary records, books of account, statutory registers and other documents in the manner required under Applicable Law in all material respects.

7.	No filing

It is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in India or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents other than:

(i)	stamp duty payable on the Transaction Documents;

(ii)	notarisation of power of attorney(s); and

(iii)	registration requirements with ROC and in respect of the security interests created under the Security Documents.

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8.	No Event of default or Material Adverse Effect

(i)	No Event of Default or Material Adverse Effect has occurred or is continuing or might reasonably be expected to result from the entering into the Transaction Documents by the Company and HoldCo, or performance of the obligations of the Company and HoldCo set out in the Transaction Documents.

(ii)	To the best of the knowledge of the Company and HoldCo, the Company and HoldCo is not aware of any facts or circumstances which may give rise to an Event of Default or a Material Adverse Effect.

9.	No misleading information

(i)	Any factual information provided by or on behalf of the Company and HoldCo in connection with the issue of the Debentures was true and accurate in all respects as at the date it was provided or as at the date (if any) at which it is stated.

(ii)	Nothing has been omitted from any information provided to the Investor and no information has been given or withheld that results in such information being untrue or misleading in any material respect.

10.	Financial Statements

(i)	The financial statements of the Company for the Financial Year ended March 31, 2023 were prepared in accordance with the Applicable Law.

(ii)	The financial statements (to the extent applicable) submitted to the Investor, give a true and fair view of its financial condition and operations as at the end of and for the relevant Financial Year.

10B.	Information Technology Matters

To the best knowledge of the Company and the HoldCo, the use of the computer systems by the Company and/or the HoldCo does not infringe the intellectual property rights of any third party. The Company and/or the HoldCo have exclusive control of the operation of the Company's computer systems and of the storage, processing and retrieval of all data stored on the Company's computer systems and any intellectual property rights in such data are owned solely by it.

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11.	No proceedings pending or threatened

(i)	As on date hereof, there are no legal, quasi-legal, administrative, arbitration, mediation, conciliation or other legal proceedings, claims, actions or governmental investigations of any nature pending or threatened in writing against Company or to which any of its assets are subject.

(ii)	As on the date hereof there are no legal, quasi-legal, administrative, arbitration, mediation, conciliation or other legal proceedings, claims, actions or governmental investigations of any nature pending or threatened in writing against Company which have been disclosed to the Investor under the Disclosure Letter or the updated Disclosure Letter) or to which any of its assets are subject.

(iii)	To the best knowledge of the Company, no facts or circumstances exist which may give rise to any actions, claims, investigations or other legal proceedings being initiated against the Company, which could in manner affect the Secured Interest or the obligations of the Company undertaken in terms of the Transaction Documents (to which it is a party).

(iv)	There are no unfulfilled or unsatisfied judgments or court orders, which are outstanding against the Company.

12.	Deduction of Tax

The Company is not (except as required under the Income Tax Act, 1961 in the case of payment of interest under any Transaction Document or any interest to be paid on the withheld premium, if applicable) required to make any deduction for or on account of Tax from any payment it may make under any Transaction Document.

13.	Tax, Accounts and Employee Benefits

(i)	The Company and HoldCo has complied in all material respects with all Applicable Laws governing taxation including payment and withholding of Tax in all jurisdictions in which it is subject to Tax and has filed all Tax returns required by Applicable Law to be filed by it and has paid all Taxes payable by it which have become due pursuant to such tax returns.

(ii)	The Company has paid all employee benefits in accordance with the Applicable Law and there are no outstanding payments to be made in relation to the employee benefits.

(iii)	The Company as on the date hereof paid all employee benefits in accordance with the Applicable Law and as on the date hereof there are no outstanding payments to be made in relation to the employee benefits.

(iv)	There are no proceedings pending before or initiated or threatened, as evidenced by a communication in writing, by any Tax authority in respect of Company, which could result in any Security being or becoming subject to any Tax claims pursuant to Section 281 of the Income Tax Act, 1961 and/or applicable provisions of the Central Goods and Services Tax Act, 2017, as amended from time to time.

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(v)	The Company is currently not subject to any investigation, audit, assessment, scrutiny, inquiry, any other examination of or with respect to any tax return (including refund applications) or Tax including any interest, fines, penalties or additions to Tax of the Company or visit by any Tax or excise authority, and the Company is not aware of any such investigation, audit, assessment, scrutiny, inquiry, any other examination of or with respect to any tax return (including refund applications) or Tax including any interest, fines, penalties or additions to Tax of the Company or visit planned.

(vi)	As on the date hereof, the Company is not subject to any investigation, audit or visit by any Tax or excise authority which may lead to a liability of INR 30,00,00,000 (Rupees thirty crores only) or above, and Company is not aware of any such investigation, audit or visit planned.

(vii)	The Company is currently not subject to any investigation, audit or visit by any Tax or excise authority, which would in any manner have an adverse impact on the obligations undertaken by the Company under the Transaction Documents or the Security created, and the Company is not aware of any such investigation, audit or visit planned.

(viii)	There are no contingent liabilities (including towards any claims / disputes) / commitments other than those as disclosed in the Disclosed Letter.

(ix)	Transfer of data center business is qualified as a transfer of undertaking on a going concern basis from slump sale perspective as per the provisions of the Income Tax Act.

(x)	There are no pending litigations or outstanding demands in writing involving the HoldCo, which will have an impact on transfer of data center business to the Company.

14.	Ranking

Each Security Document creates (or, once entered into, will create) in favour of the Investor for the benefit of the Investor, the Secured Interest which, Company is expressed to create and with the ranking and priority it is expressed to have.

15.	Title Representations

(i)	The Company has good and valid title to, or valid leases and licences of, or is otherwise entitled to use (in each case, on arm's length terms), all assets necessary for the conduct of their respective business as it is being conducted and all such assets have been property maintained and are in normal operating conditions.

(ii)	The Company is in compliance in all material respects with all lease deeds, leave and license agreements, license agreements, deed of assignments, sale deeds, tenancy agreements, allotment letters and other relevant documents in respect of all immovable property owned, leased, licensed or otherwise utilized by the Company for the purposes of its Business. The applicable stamp duty on all lease deeds, leave and license agreements, license agreements, deed of assignments, sale deeds, tenancy agreements, allotment letters and other relevant documents in respect of all immovable property owned, leased, licensed or otherwise utilized by the Company for the purposes of its Business has been duly paid and have been duly registered (as applicable) pursuant to the applicable requirements under the Indian Registration Act, 1908.

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(iii)	Company owns and has good, un-Encumbered (except for the Secured Interest created or to be created under the Transaction Documents), legal and/ or beneficial title to the Secured Interest on which the Company is required to create Secured Interest pursuant to the Transaction Documents.

(iv)	Save and except the Encumbrances created in favour of the Debenture Trustee under the Transaction Documents, security created in favour of KSSF for securing the KSSF CCDs and the first charge provided to the Lenders of the Company, the Secured Properties are the absolute property of the Company and are free from any other Encumbrances and the Company does not have any obligation to create any other Encumbrances on the said Secured Properties.

16.	Solvency

No Insolvency Event has occurred with respect to the Company and the Company is not aware of any facts or circumstances that exist as on the date hereof, which can lead to occurrence of such an Insolvency Event.

17.	Authorised Signatories

Each Person specified as its authorised signatory in any document accepted by the Debenture Trustee / CCD Holders or delivered to the Debenture Trustee/ CCD Holders is, authorised to sign the said documents, on its behalf, which has been made available to the Debenture Trustee/CCD Holders under or in connection with the Transaction Documents.

18.	No Immunity

(i)	Neither the Company nor any of its assets enjoy any right of immunity from set-off, suit or execution in respect of their obligations under this DSA and other Transaction Documents.

(ii)	Its entry into the Transaction Documents (to which it is a party) constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.	Environmental compliance

(i)	The Company has performed and observed all applicable environmental laws and is not aware of any environmental matter the existence of which have a Material Adverse Effect.

(ii)	The Company has obtained and hold every necessary environmental consent required under or pursuant to any applicable environmental law in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets the absence or lack of which have a Material Adverse Effect.

(iii)	The Company has at all times complied with the conditions, restrictions and covenants imposed in, or in connection with every environmental consent breach of which have a Material Adverse Effect, and to the best of the knowledge of the Company no circumstances have arisen which would entitle any regulatory body to revoke, suspend, amend, vary, withdraw, transfer or refuse to amend any environmental consent or which give rise to a claim against Company, which has a Material Adverse Effect.

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20.	Insurance

The Company has maintained all insurances necessary and customary for its business, in respect of its assets.

21.	Arm’s length basis

(i)	Other than as disclosed in the financial statements, annual reports, the Company has not entered into any other related party transaction.

(ii)	All transactions entered into by the Company with any related party or any other third party are in compliance with Applicable Laws and on an arm's length basis.

(iii)	All transactions entered between HoldCo and the Company are in compliance with the Applicable Laws, as applicable to the HoldCo and on an arm's length basis.

22.	Indebtedness

The Company has not availed any Financial Indebtedness other than as disclosed in the Disclosure Letter or the updated Disclosure Letter.

23.	Intellectual Property Rights

The Company has lawful and valid right to use, free and clear of any pending or threatened (as evidenced by a communication in writing) security interest, all patents, patent applications, trademarks, permits, service marks, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas or rights (collectively the “Intellectual Property Rights”) with respect thereto necessary for carrying outs its business. All necessary actions (including registration, payment of all registration and renewal fees) required to maintain the same in full force and effect have been taken by the Company, as the case may be. Further, to the best knowledge of the Company, there is no infringement or threatened (as evidenced by a communication in writing) infringement of those Intellectual Property Rights licensed or provided to the Company by any Person.

24.	Employees

(i)	Save and except as disclosed in the Disclosure Letter or the updated Disclosure Letter, to the best knowledge of the Company, there are no employment related disputes involving the directors and the employees as parties or otherwise affecting their right or obligations under the relevant employment agreement, pending or threatened (as evidenced by a communication in writing) against the Company.

(ii)	In the event that the Company has terminated the contract of employment with any of its employees, the same has been done in accordance with the Applicable Law and all amounts due and payable by the Company to the employees on account of such termination have been paid in full, save and except as disclosed in the Disclosure Letter or the updated Disclosure Letter.

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25.	Defaulter’s List

Neither the Company nor any of its directors (wherever applicable) appear on the defaulter list of the Reserve Bank of India (RBI) or the Export Credit Guarantee Corporation (EPGC) caution list or is identified as a ‘wilful defaulter’ by any bank or financial institution, as per the parameters determined by Reserve Bank of India (RBI) from time to time.

26.	Shareholding

(i)	The entire share capital of the Company (including any instruments issued which can be converted to equity share capital of the Company) is held by the HoldCo and KSSF.

(ii)	The entire share capital of the HoldCo is held by the Persons the details of whom will be provided by the Company to the Debenture Trustee in writing, simultaneously with the execution of this DSA.

Part B

The Company and HoldCo hereby, jointly and severally, represent and warrant to the Investor as follows as of the date hereof and on each day until the final conversion date of the KDCF Investor CCDs:

1.	Nothing has been omitted from any information provided to the Investor pursuant to the Transaction Documents and no information has been given or withheld that results in such information provided under the Transaction Documents being untrue or misleading in any material respect.

2.	The Company has maintained all insurances necessary and customary for its business, in respect of its assets, which are of insurable nature.

3.	To the best of the Company's knowledge, the Company is not in violation of any material term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound.

4.	The Company confirms that all customer agreements, including but not limited to all master service agreements, amendment agreements, novation agreements, service provider agreements, etc., entered into by the Company and/or the HoldCo with such customers of the Company for the Business, are valid, binding and enforceable and in accordance with the Indian laws (to the extent applicable) and terms of the relevant agreements.

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SCHEDULE VII

Deed of Adherence for Investor Affiliate Transferee

This DEED OF ADHERENCE (“Deed of Adherence”) is made on this [●] day of [●], [●] at [●]:

BY AND BETWEEN

[insert the name of the Affiliate of the Investor] (hereinafter referred to as the “Affiliate Transferee”);

AND

[insert details of other parties]

WHEREAS:

[insert background of the proposed transaction]

IT IS HEREBY AGREED AS FOLLOWS:

1.	This Deed of Adherence is supplemental to the Debenture Subscription Agreement dated [●] executed by and between the Company, HoldCo and the Investor (“DSA”).

2.	The Affiliate Transferee has purchased [●] KDCF Investor CCDs (“Transferred CCDs”), from the Investor, and the Investor has Transferred the same to the Affiliate Transferee, pursuant to [insert details of instrument of transfer].

3.	The Affiliate Transferee hereby acknowledges that it has been provided by the Company with a copy of the DSA and the Articles of Association.

4.	In consideration of and pursuant to the Transfer of Transferred CCDs referred to in Clause 2, the Affiliate Transferee has become a debenture holder of the Company and also becomes a party to DSA immediately upon the execution of this Deed of Adherence. The Affiliate Transferee agrees to participate in and be bound by all provisions of the DSA in all respects as if it was an original party thereto and the DSA shall have full force and effect on it and shall be read and construed to be binding on it.

5.	In consideration of the Transfer of Transferred CCDs, the Affiliate Transferee hereby further undertake and covenant to assume, observe, perform, discharge and be bound by all the rights and obligations (arising on the date of execution of this Deed of Adherence) and arising under the DSA and to be bound by the DSA as if the Affiliate Transferee has at all times been parties to the DSA.

6.	The Affiliate Transferee hereby covenants that it/ he shall not do any acts or omission that is in breach of the provisions of the DSA or the articles of association of the Company.

7.	Capitalised terms used herein but not defined shall have the same meaning as ascribed to such term in the Agreement.

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8.	Governing Law: This Deed of Adherence shall be governed by and construed in accordance with the laws of India. The terms and conditions of Clauses 19 (Confidentiality), 21 (Governing Law), 22 (Dispute Resolution) and 24 (Notices), of the DSA shall be deemed to have been incorporated in this Deed of Adherence and expressly agreed to between the Parties hereto.

9.	Notices: Any notice required or permitted to be given to the Affiliate Transferee shall be at the address set out hereinafter or such other address as the Affiliate Transferee may, from time to time, designate by notice in writing to the other Parties.

Name: [●]

Address: [●]

Nominated Official: Mr. [●]

Telephone: [●]

E-mail: [●]

10.	Counterparts: This Deed of Adherence is executed in multiple counterparts, and each such counterpart shall be considered as original upon execution by the authorized signatory of each of the Parties.

Executed as a Deed on the day and year first before written.

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SCHEDULE VIII

Deed of Adherence for Investor Transferee

This DEED OF ADHERENCE (“Deed of Adherence”) is made on this [●] day of [●], [●] at [●]:

BY AND BETWEEN

[insert the name of the Affiliate of the Investor] (hereinafter referred to as the “Investor Transferee”);

AND

[insert details of other parties]

WHEREAS:

[insert background of the proposed transaction]

IT IS HEREBY AGREED AS FOLLOWS:

1.	This Deed of Adherence is supplemental to the Debenture Subscription Agreement dated [-] executed by and between the Company, HoldCo and the Investor (“DSA”).

2.	The Investor Transferee has purchased [●] KDCF Investor CCDs (“Transferred CCDs”), from the Investor, and the Investor has Transferred the same to the Investor Transferee, pursuant to [insert details of instrument of transfer].

3.	The Investor Transferee hereby acknowledges that it has been provided by the Company with a copy of the DSA and the Articles of Association.

4.	In consideration of and pursuant to the Transfer of Transferred CCDs referred to in Clause 2, the Investor Transferee has become a debenture holder of the Company and also become party to the DSA immediately upon the execution of this Deed of Adherence. The Investor Transferee agrees to participate in and be bound by all the obligations of the Investor under the DSA in all respects as if it was an original party thereto and the DSA shall have full force and effect on it and shall be read and construed to be binding on it.

5.	In consideration of the Transfer of Transferred CCDs, the Investor Transferee hereby further undertakes and covenants to assume, observe, perform, discharge and be bound by all the obligations (arising on the date of execution of this Deed of Adherence) arising under the DSA and to be bound by the DSA as if the Investor Transferee has at all times been parties to the DSA.

6.	It is agreed that since the Investor has Transferred the Transferred CCDs to the Investor Transferee pursuant to Clause 26 of the DSA, the Investor Transferee shall be entitled to perform, observe and discharge all the obligations of the Investor as contemplated under the DSA.

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7.	The Investor Transferee hereby covenants that it/ he shall not do any acts or omission that is in breach of the provisions of the DSA or the articles of association of the Company.

8.	Capitalised terms used herein but not defined shall have the same meaning as ascribed to such term in the Agreement.

9.	Governing Law: This Deed of Adherence shall be governed by and construed in accordance with the laws of India.

10.	The terms and conditions of Clauses 19 (Confidentiality), 21 (Governing Law), 22 (Dispute Resolution) and 24 (Notices) of the DSA shall be deemed to have been incorporated in this Deed of Adherence and expressly agreed to between the Parties hereto.

11.	Notices: Any notice required or permitted to be given to the Affiliate Transferee shall be at the address set out hereinafter or such other address as the Affiliate Transferee may, from time to time, designate by notice in writing to the other Parties.

Name: [●]

Address: [●]

Nominated Official: Mr. [●]

Telephone: [●]

E-mail: [●]

12.	Counterparts: This Deed of Adherence is executed in multiple counterparts, and each such counterpart shall be considered as original upon execution by the authorized signatory of each of the Parties.

Executed as a Deed on the day and year first before written.

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SCHEDULE IX

Details of the Existing Debt as of March 31, 2023

Net Debt
Particulars	INR Million
Total Debt (A)
Term loan from Banks	9,914
Less: IndAS Adjustment	(175)
Total Bank Debt	9,739
Loan from holding company	90
Loan from fellow subsidiary	100
Working capital facilities	1,108
Lease liabilities	2,335
Less: Closing balance of lease liability of 7th floor (Airoli)	(244)

Cash and Cash Equivalents (B)
Cash and Bank balances	2,859
Bank Deposits	216
Net Debt as per DSA definition (A) - (B)	10,053

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SCHEDULE X

List of Material Adverse Effect events for purpose of Clause 20.1.3

1.	Cyber security threats

2.	Sudden loss or damage to any asset of the Company (including break down of any datacenter facilities) which asset contributes Rs. 30,00,00,000/- (Rupees Thirty Crore only) or more of the revenue of the Company.

3.	Change in law (including cancellation or suspensions of approvals/consents/licenses required to run the data center operations).

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